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                              AMENDED AND RESTATED
                         SECURITIES PURCHASE AGREEMENT


                                    BETWEEN


                            CABLETRON SYSTEMS, INC.


                                      AND


                           SILVER LAKE PARTNERS, L.P.



                          DATED AS OF AUGUST 29, 2000



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                               TABLE OF CONTENTS
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                                                               Page


ARTICLE I  AGREEMENT TO SELL AND PURCHASE                         3
SECTION 1.1.  Authorization and Issuance of Shares,
              Warrants and Purchase Rights                        3
SECTION 1.2.  Sale and Purchase                                   5
SECTION 1.3.  Working Capital; Certain Distributions              5
SECTION 1.4.  Investor Right to Participate in
              Third-Party Investments
              in Operating Subsidiaries; Certain
              Adjustments                                         9
SECTION 1.5.  Flip-Up Events; Issuance of
              Replacement Warrants                               14
SECTION 1.6.  IPO Valuation Warrants                             16
SECTION 1.7.  Subsidiary Warrants                                17
SECTION 1.8.  Dispute Resolution Mechanism                       18
SECTION 1.9.  Allocation of Purchase Price                       19
SECTION 1.10. No Obligation to Engage in Spin-Offs               19

ARTICLE II    CLOSING, DELIVERY AND PAYMENT                      20
SECTION 2.1.  Closing                                            20
SECTION 2.2.  Delivery                                           20

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE
              COMPANY                                            21
SECTION 3.1.  Organization, Good Standing and
              Qualification                                      21
SECTION 3.2.  Capitalization                                     21
SECTION 3.3.  Authorization; Binding Obligations;
              Consents                                           23
SECTION 3.4.  SEC Reports; Financial Statements                  24
SECTION 3.5.  Agreements; Action                                 26
SECTION 3.6.  Changes                                            26
SECTION 3.7.  Intellectual Property                              27
SECTION 3.8.  Compliance with Law; Other Instruments             27
SECTION 3.9.  Litigation                                         28
SECTION 3.10. Tax Matters                                        28
SECTION 3.11. Employment Matters                                 29
SECTION 3.12. Environmental Matters                              29
SECTION 3.13. Offering Valid                                     29

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE
              INVESTORS                                          30
SECTION 4.1.  Requisite Power and Authority                      30
SECTION 4.2.  Investment Representations                         30
SECTION 4.3.  Litigation                                         31

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
ARTICLE V     COVENANTS OF THE COMPANY                           31
SECTION 5.1.  Ordinary Course of Business                        31
SECTION 5.2.  Access                                             32
SECTION 5.3.  Efforts                                            32
SECTION 5.4.  Notification of Certain Matters                    32
SECTION 5.5.  Reservation of Shares                              32
SECTION 5.6.  Regulatory and Other Authorizations;
              Notices and
              Consents                                           32
SECTION 5.7.  Boards of Directors                                33
SECTION 5.8.  Transaction Fees                                   36

ARTICLE VI    COVENANTS OF THE INVESTORS                         38
SECTION 6.1.  Regulatory and Other Authorizations;
              Notices and
              Consents                                           38

ARTICLE VII   CONDITIONS TO CLOSING                              38
SECTION 7.1.  Conditions to the Investors'
              Obligations                                        38
SECTION 7.2.  Conditions to Obligations of the
              Company                                            40

ARTICLE VIII  INDEMNIFICATION                                    41
SECTION 8.1.  Survival of Representations,
              Warranties and Covenants                           41
SECTION 8.2.  Indemnification                                    42
SECTION 8.3.  Indemnification Amounts                            43
SECTION 8.4.  Exclusive Remedy                                   43
SECTION 8.5.  Certain Limitations                                43
SECTION 8.6.  Callable Subsidiary Stock Purchase
              Rights                                             43

  ARTICLE IX  MISCELLANEOUS                                      44
SECTION 9.1.  Other Definitions                                  44
SECTION 9.2.  Governing Law; Jurisdiction; Waiver of
              Jury Trial                                         46
SECTION 9.3.  Public Announcements                               46
SECTION 9.4.  Successors and Assigns; Assignment                 46
SECTION 9.5.  Entire Agreement; Supersedes Prior Agreement       47
SECTION 9.6.  Severability                                       47
SECTION 9.7.  Amendment and Waiver                               47
SECTION 9.8.  Delays or Omissions                                47
SECTION 9.9.  Notices                                            48
SECTION 9.10. Expenses                                           49
SECTION 9.11. Titles and Subtitles                               49
SECTION 9.12. Termination                                        49
SECTION 9.13. Counterparts; Execution by Facsimile
              Signature                                          50

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     EXHIBITS

     Exhibit A     --  Form of Parent Registration Rights Agreement
     Exhibit B     --  Standstill Agreement
     Exhibit C     --  Certificate of Designation
     Exhibit D     --  Form of Parent Warrant/Subsidiary Warrant/IPO
                       Valuation Warrant
     Exhibit E     --  Forms of Subsidiary Stock Purchase Rights
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                              AMENDED AND RESTATED
                         SECURITIES PURCHASE AGREEMENT


          THIS AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (this "Agreement") is entered into as of August 29, 2000 between CABLETRON SYSTEMS, INC., a Delaware corporation (the "Company"), and SILVER LAKE PARTNERS, L.P., a Delaware limited partnership ("Silver Lake"; together with its permitted pre-closing assigns, the "Investors").

                                    RECITALS
                                    --------

          WHEREAS, (i) the Company has four wholly-owned Subsidiaries (each, an "Operating Subsidiary") named Aprisma Management Technologies, Inc. ("Aprisma"), Riverstone Networks, Inc. ("Riverstone"), GlobalNetwork Technology Services, Inc. ("GNTS") and Enterasys Networks, Inc. ("Enterasys"), and the Company has agreed to contribute to such Subsidiaries (collectively, the "Transformation") through the contribution of the Company's four business divisions known as "Aprisma", "Riverstone", "GNTS" and "Enterasys", respectively (to the extent that the assets and liabilities relating to such business divisions do not already reside in the applicable Operating Subsidiary), pursuant to a Transformation Agreement, dated as of June 3, 2000 (the "Transformation Agreement"), and (ii) as publicly announced, it is the present intention of the Company following consummation of the Transformation (a) to cause each such Operating Subsidiary to engage in an underwritten initial public offering of its common stock (each such offering, a "Pre-Spin-Off IPO") and (b) following a particular Operating Subsidiary's Pre-Spin-Off IPO, to distribute to the holders of the Company's common stock, par value $.01 per share (the "Common Stock") all of the capital stock of such Operating Subsidiary then held by the Company (each such distribution, a "Spin-Off"), all as more fully described herein;

          WHEREAS, (i) the Company has authorized the sale and issuance to the Investors of (a) an aggregate of 65,000 shares of its 4% Series A Participating Convertible Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), (b) an aggregate of 25,000 shares of its 4% Series B Participating Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock," and together with the Series A Preferred Stock, the "Preferred Stock"),
(c) warrants (the "Class A Parent Warrants") to purchase initially up to 250,000 shares of Common Stock at an exercise price of $45.00 per share (subject to adjustments as provided in the warrant certificates relating thereto), and (d) warrants (the "Class B Parent Warrants," and, together with the Class A Parent Warrants, the "Parent Warrants") to purchase initially up to 200,000 additional shares of Common Stock at an initial purchase price of $35.00 per share
(subject to adjustments as provided in the warrant certificates relating thereto), (ii) the Company has authorized the sale and issuance to the Investors of the Replacement Warrants (if any) (as defined

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herein), and (iii) the Company and each such Operating Subsidiary has authorized the sale and issuance to the Investors of (a) stock purchase rights (with respect to each Operating Subsidiary, its "Callable Subsidiary Stock Purchase Rights") to purchase initially up to those respective numbers and percentages of shares, and at the respective per-share and aggregate purchase prices, set forth with respect to such rights on Schedule A hereto, (b) additional stock purchase rights (with respect to each Operating Subsidiary, its "First-Tier Optional Subsidiary Stock Purchase Rights") to purchase initially up to those respective numbers and percentages of shares, and at the respective per-share and aggregate purchase prices, set forth with respect to such rights on Schedule A hereto, (c) additional stock purchase rights (with respect to each Operating Subsidiary, its "Second-Tier Optional Subsidiary Stock Purchase Rights") to purchase initially up to those respective numbers and percentages of shares, and at the respective per-share and aggregate purchase prices, set forth with respect to such rights on Schedule A hereto, (d) additional stock purchase rights (with respect to each Operating Subsidiary, its "Third-Tier Optional Subsidiary Stock Purchase
Rights"; together with its First-Tier Optional Subsidiary Stock Purchase Rights and its Second-Tier Optional Subsidiary Stock Purchase Rights, its "Optional Subsidiary Stock Purchase Rights"; its Callable Subsidiary Stock Purchase Rights and its Optional Subsidiary Stock Purchase Rights, collectively, its "Subsidiary Stock Purchase Rights") to purchase initially up to those respective numbers and percentages of shares, and at the respective per-share and aggregate purchase prices, set forth with respect to such rights on Schedule A hereto, (e) the IPO Valuation Warrants (as defined herein) and (f) the Subsidiary Warrants (as defined herein);

          WHEREAS, the Investors desire to purchase the Preferred Stock, the Parent Warrants, the Subsidiary Stock Purchase Rights, the Replacement Warrants (if any), the IPO Valuation Warrants (if any) and the Subsidiary Warrants (if any), in each case on the terms and conditions set forth herein, and the Company desires to issue and sell the Preferred Stock, the Parent Warrants and the Replacement Warrants (if any) to the Investors, and to cause the respective Operating Subsidiaries to issue and sell the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants (if any) and the Subsidiary Warrants (if any) to the Investors, all on the terms and conditions set forth herein;

          WHEREAS, the Company has agreed to grant to the holders of the Preferred Stock and Common Stock received upon the conversion of the Preferred Stock or exercise of Parent Warrants or Replacement Warrants certain registration rights, as set forth in the form of Parent Registration Rights Agreement attached hereto as Exhibit A (the "Parent Registration Rights Agreement") to be entered into among the Company and the Investors at the Closing;

          WHEREAS, the Company has agreed to cause each of the Operating Subsidiaries to grant to the holders of the common stock received upon the purchase of common stock pursuant to the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants and the

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Subsidiary Warrants relating to such Operating Subsidiary certain registration rights, and to cause each Operating Subsidiary to enter into at the Closing with the Investors a Registration Rights Agreement substantially in the form of the Parent Registration Rights Agreement (except with respect to the names of the parties thereto and the fact that such Registration Rights Agreements shall include as "Registrable Securities" only the common stock of the Operating Subsidiaries) (each, an "Operating Subsidiary Registration Rights Agreement");

          WHEREAS, the Company and the Investors are entering into the Standstill Agreement attached hereto as Exhibit B (the "Standstill Agreement") simultaneously with the execution and delivery of this Agreement; and

          WHEREAS, the parties hereto have entered into that certain Securities Purchase Agreement, dated as of July 26, 2000, and now desire to amend and restate said Securities Purchase Agreement in its entirety in the manner herein set forth.

          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree to amend and restate the Securities Purchase Agreement in its entirety to read as follows:


                                   ARTICLE I

                         AGREEMENT TO SELL AND PURCHASE

          SECTION 1.1. Authorization and Issuance of Shares, Warrants and Purchase Rights. (a) The Company (and each Operating Subsidiary, as applicable) has authorized (i) the issuance to the Investors at the Closing of 65,000 shares of the Series A Preferred Stock and 25,000 shares of the Series B Preferred Stock (collectively, the "Shares"), (ii) the issuance of the shares of Common Stock to be issued upon conversion of the Shares and upon exercise of the Parent Warrants and Replacement Warrants (if any) (together with the shares of common stock described in clause (vi) below, the "Conversion Shares") at the time of such conversion or exercise, as applicable, (iii) the issuance to the Investors at the Closing of the Parent Warrants, (iv) the issuance of the Replacement Warrants (if any), the IPO Valuation Warrants (if any) and the Subsidiary Warrants (if any) in the circumstances and at the times hereinafter set forth,
(v) the issuance to the Investors at the Closing of the Callable Subsidiary Stock Purchase Rights and the Optional Subsidiary Stock Purchase Rights, relating to each Operating Subsidiary (and the Company shall cause each such Operating Subsidiary to effect such issuance at the Closing) and (vi) the issuance of the shares of common stock of each Operating Subsidiary to be issued upon the purchase of shares of common stock pursuant to the related Subsidiary Stock Purchase Rights, IPO Valuation Warrants (if any) and Subsidiary Warrants (if any) (and the Company

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shall cause each such Operating Subsidiary to effect each such issuance at the time of such purchase).

          (b) The Shares shall be issued by the Company at the Closing and shall have the rights, preferences, privileges and restrictions set forth with respect to Series A Preferred Stock or Series B Preferred Stock, as applicable, in the Certificate of Designation of the Company in the form attached hereto as Exhibit C (the "Certificate of Designation"), such certificate of designation to be filed by the Company with and certified by the Secretary of State of the State of Delaware at or prior to the Closing.

          (c) The Parent Warrants shall be issued by the Company in the form attached hereto as Exhibit D and shall have the rights and be subject to the adjustments set forth in such warrant certificate, such warrants to be issued to the Investors at the Closing and be dated the Closing Date.

          (d) The Replacement Warrants, if issued, shall be issued by the Company in the form described in Section 1.5 below and shall have the rights and be subject to the adjustments set forth herein and in the warrant certificate for such warrants, such warrants to be issued to the holders of the related Subsidiary Stock Purchase Rights at the time of the issuance of such Replacement Warrants as provided herein and be dated the date of such issuance.

          (e) The Callable Subsidiary Stock Purchase Rights and the Optional Subsidiary Stock Purchase Rights relating to each Operating Subsidiary shall be issued by such Operating Subsidiary in the forms attached hereto as Exhibit E, and shall have the rights and be subject to the adjustments set forth in such respective certificates, such rights to be issued at the Closing to the Investors and to be dated the Closing Date.

          (f) The IPO Valuation Warrants relating to each Operating Subsidiary, if issued, shall be issued by such Operating Subsidiary in the form described in
Section 1.6 hereof, and shall have the rights and be subject to the adjustments set forth herein and in the warrant certificate relating thereto, such warrants to be issued to the holders of the related Subsidiary Stock Purchase Rights (or such other transferees as the Investors identify to the Company in writing, subject to the transfer restrictions contained in the Standstill Agreement) at the time of the issuance of such IPO Valuation Warrants as provided herein and be dated the date of such issuance.

          (g) The Subsidiary Warrants relating to each Operating Subsidiary, if issued, shall be issued by such Operating Subsidiary in the form described in
Section 1.7 hereof, and shall have the rights and be subject to the adjustments set forth herein and in the warrant certificate relating thereto, such warrants to be issued to the holders of the related Parent Warrants (or to

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holding entities established by such holders, if so elected by such holders) at the time of the issuance of such Subsidiary Warrants and be dated the date of such issuance.

          SECTION 1.2. Sale and Purchase. Subject to the terms and conditions hereof (including without limitation the previous consummation of the Transformation), the Company hereby agrees (a) to issue and sell to the Investors, at the Closing, the Shares and the Parent Warrants, and to enter into the Parent Registration Rights Agreement with the Investors at the Closing, (b) to issue to the holders of the related Subsidiary Stock Purchase Rights, in the circumstances and at the times hereinafter set forth, the Replacement Warrants (if any), (c) to cause each Operating Subsidiary to issue and sell to the Investors, at the Closing, the Callable Subsidiary Stock Purchase Rights and the Optional Subsidiary Stock Purchase Rights relating to such Operating Subsidiary,
(d) to cause each Operating Subsidiary to enter into an Operating Subsidiary Registration Rights Agreement with the Investors at the Closing, (e) to cause each Operating Subsidiary to issue to the holders of the related Subsidiary Stock Purchase Rights (or such other transferees as the Investors identify to the Company in writing, subject to the provisions of the Standstill Agreement), in the circumstances and at the times hereinafter set forth, the IPO Valuation Warrants (if any) and (f) to cause each Operating Subsidiary to issue to the holders of the related Parent Warrants) (or to holding entities established by such holders, if so elected by such holders) in the circumstances and at the times hereinafter set forth, the Subsidiary Warrants (if any), for an aggregate purchase price of $90,000,000 with respect to the purchase of all the foregoing securities (the "Purchase Price"), payable to the Company at the Closing (on its own behalf with respect to its sale of Shares, Parent Warrants and Replacement Warrants (if any), and as agent for each Operating Subsidiary with respect to such Operating Subsidiary's sale of its Subsidiary Stock Purchase Rights, Subsidiary Warrants (if any) and IPO Valuation Warrants (if any), in the respective amounts determined pursuant to the Allocation), and, subject to the terms and conditions hereof, the Investors agree to pay the Purchase Price to the Company at the Closing (with respect to the purchase of Shares, Parent Warrants, Replacement Warrants (if any), Subsidiary Stock Purchase Rights, Subsidiary Warrants (if any) and IPO Valuation Warrants (if any), in the respective amounts determined pursuant to the Allocation), in each case in consideration of the present or future receipt, as applicable, of the foregoing securities. No later than two business days prior to the Closing, the Company and Silver Lake will inform each other of their respective bank accounts to be used for the making of payments at the Closing.

          SECTION 1.3. Working Capital; Certain Distributions. (a) Following the date hereof and prior to the earliest to occur with respect to an Operating Subsidiary of (i) the consummation of its Pre-Spin-Off IPO, (ii) the consummation of its Spin-Off, (iii) the consummation of the sale (whether by issuance or sale of stock, by sale of assets, by merger or by another transaction) to a Person or Persons, other than the Company, any of its Subsidiaries, Silver Lake or any of its Affiliates controlled by or under common control with Silver Lake, of a

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majority of the assets of such Operating Subsidiary or a majority of the outstanding voting stock of an Operating Subsidiary in a single transaction or series of related transactions (a "Third-Party Sale") and (iv) the date of the issuance of Replacement Warrants in respect of such Operating Subsidiary's Subsidiary Stock Purchase Rights (the earliest to occur of the events specified in clauses (i), (ii), (iii) and (iv) above being referred to herein as the "Specified Date"), none of the Company or any of its other Subsidiaries or other controlled Affiliates will enter into any transaction, contract, agreement or other arrangement (including, without limitation, the acquisition of any securities or modification to the terms of any existing securities, but excluding transactions provided for in the Transformation Agreement and any other transactions, contracts, agreements or arrangements which are, individually and in the aggregate, de minimis in nature) with such Operating Subsidiary unless such transaction, contract, agreement or other arrangement is effected on an arms'-length basis (from the applicable Operating Subsidiary's perspective) and on terms and conditions which are consistent with those transactions, contracts, agreements or other arrangements generally entered into by similarly situated subsidiaries having third-party investors; provided, however, that nothing contained in this Section 1.3(a) shall apply to any transaction to which Section 1.3(c) applies.

          (b) The Company may, subject to the following provision, invest cash or other assets in an Operating Subsidiary (in addition to the contributions provided for in the Transformation Documents) to fund its working capital needs or for such other bona fide business reasons (e.g., to fund acquisitions or meet spinoff regulatory ruling requirements) as the Board of Directors of the Company (the "Board") determines in good faith. To the extent that the value of such investments made by the Company (or any of its other Subsidiaries) following the Closing Date exceeds $5,000,000 in the aggregate with respect to an Operating Subsidiary, (the amount of any such excess, a "Working Capital Contribution"), such Operating Subsidiary may, in exchange for such Working Capital Contribution, issue debt or equity to the Company. Prior to the Specified Date with respect to an Operating Subsidiary, the Company agrees to consult with Silver Lake prior to making a Working Capital Contribution to an Operating Subsidiary concerning whether the Operating Subsidiary will issue equity or debt; the Company acknowledges that Silver Lake would prefer (i) that each Operating Subsidiary fund its working capital and other financing needs from its own cash and cash-equivalents rather than receiving a Working Capital Contribution, and (ii) that in the event a Working Capital Contribution is made, that the Operating Subsidiary to which it is made issue debt that is not convertible into common stock of the Operating Subsidiary (rather than such Operating Subsidiary issuing equity or debt convertible into equity). The parties agree that the principal consideration in making the decision whether an Operating Subsidiary will issue debt or equity will be the interests of the Operating Subsidiary. In the event that, prior to the Specified Date with respect to an Operating Subsidiary, equity is issued by such Operating Subsidiary to the Company or any of its other Subsidiaries in exchange for a Working Capital Contribution, the Company agrees that the equity will be in the form of additional securities (rather than in the form of a modification to the conversion price or

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other terms of existing securities held by the Company in such Operating
Subsidiary). In the event that an Operating Subsidiary issues common stock or securities convertible into common stock to the Company or any of its other Subsidiaries prior to the Specified Date applicable to such Operating Subsidiary, the Company will deliver written notice thereof to the holders of the Subsidiary Stock Purchase Rights relating to such Operating Subsidiary (including the terms of such Working Capital Contribution and the purpose therefor, and the terms of the securities to be issued), and the Company shall, upon the request of the Investor Representative on behalf of the holders of the Subsidiary Stock Purchase Rights relating to such Operating Subsidiary (made within five business days following the receipt by such holders of such written notice), amend the terms of the Subsidiary Stock Purchase Rights to permit the holders thereof to purchase the same percentage of the common stock of the Operating Subsidiary (calculated assuming the conversion of any securities convertible into common stock) following such issuance as prior to such issuance. In connection with such an amendment, the aggregate purchase price under the Subsidiary Stock Purchase Rights relating to such Operating Subsidiary shall be increased ratably by an amount equal to the product of (i) the value of the Working Capital Contribution, multiplied by (ii) a fraction the numerator of which is the number of additional shares of common stock issuable under such Subsidiary Stock Purchase Rights as amended (the "New Shares") and the denominator of which is the number of shares of common stock issued to the Company or its other Subsidiary (calculated assuming the conversion of any securities convertible into common stock). The Company will provide the holders of such Subsidiary Stock Purchase Rights with reasonable advance notice of any such issuance. Any disagreements between the Company and the Investor Representative (on behalf of the holders of such Subsidiary Stock Purchase Rights) concerning the value of any Working Capital Contribution (other than cash and marketable securities) or the other calculations provided for in this
Section 1.3(b) shall be determined pursuant to the Dispute Resolution Mechanism. Except as provided in this Section 1.3(b), following the date hereof and prior to the Specified Date applicable to an Operating Subsidiary, the Company shall not, directly or indirectly (including through its Affiliates), (i) acquire additional securities of such Operating Subsidiary, (ii) or modify the terms and conditions of existing securities of such Operating Subsidiary that it holds in any manner that dilutes the holders of such Operating Subsidiary's Subsidiary Stock Purchase Rights, in each case without the consent of the Majority Investors.

          (c) In the event that, following the date hereof and prior to the consummation of an Operating Subsidiary's Pre-Spin-Off IPO, such Operating Subsidiary distributes to the Company or any other Subsidiary of the Company any cash or other assets of such Operating Subsidiary (other than any such distributions constituting a Purchase Right Flip-Up Event hereunder) (i) comprised of any lines of business, product lines, or material contracts (defined for this purpose as the distribution or termination with replacement at the Company or another Subsidiary of a contract or group of related contracts under which more than $500,000 of revenues were obtained during the preceding twelve-month period), or (ii) otherwise constituting

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in excess of $5,000,000 of distributed value in the aggregate with respect to any Operating Subsidiary from the date hereof through the consummation of its Pre-Spin-Off IPO, in either case without payment of fair value (provided that the repayment of indebtedness in accordance with its terms shall constitute fair value) therefore, (A) the Company will deliver written notice thereof to the holders of the Subsidiary Stock Purchase Rights and IPO Valuation Warrants relating to such Operating Subsidiary (including the terms of such distribution and the reason therefor), and the Company shall, upon the request of the Investor Representative on behalf of the holders of the Subsidiary Stock Purchase Rights and IPO Valuation Warrants relating to such Operating Subsidiary (made within five business days following the receipt by such holders of such written notice), amend such Subsidiary Stock Purchase Rights and IPO Valuation Warrants to reduce ratably the aggregate purchase prices payable thereunder (but not the number of shares issuable thereunder) to reflect the amount by which the value (if any) paid by the Company or such other Subsidiary of the Company for the cash or assets so distributed falls short of the fair value of such cash or other assets distributed, and (B) in the event that such distribution materially affects the valuation of such Operating Subsidiary (as initially reasonably determined by the Company in good faith as notified by the Company to the Investors in writing in connection therewith, provided that such determination shall be made pursuant to the Dispute Resolution Mechanism if the holders of a majority of the Subsidiary Stock Purchase Rights relating to such Operating Subsidiary do not agree with such determination), new warrants for the purchase of Common Stock shall be issued to the holders of the applicable Subsidiary Stock Purchase Rights and IPO Valuation Warrants (or to additional holding entities established by such holders for the purpose of holding such new warrants, if so elected by such holders) by the Company if such assets have been distributed to the Company, or the Company shall cause new subsidiary stock purchase rights to be issued to the holders of the applicable Subsidiary Stock Purchase Rights and IPO Valuation Warrants (or to additional holding entities established by such holders for the purpose of holding such new warrants, if so elected by such holders) by the Subsidiary of the Company to which such business has been distributed or contributed (and such subsidiary stock purchase rights Subsidiary thereafter shall be deemed an "Operating Subsidiary" for purposes of this Agreement), if such business has been distributed to a Subsidiary of the Company or contributed by the Company to another Subsidiary (provided that such Subsidiary is not itself an Operating Subsidiary). The terms of any such new stock purchase rights or warrants (including the purchase prices thereunder and the number of shares issuable thereunder) shall initially be reasonably determined by the Company in good faith on a equitable basis designed to provide the same aggregate value for the applicable remaining Subsidiary Stock Purchase Rights and IPO Valuation Warrants and the new stock purchase rights or warrants issued by the Company or one of its Subsidiaries (as applicable) immediately following such distribution and/or contribution as the value of the Subsidiary Stock Purchase Rights and IPO Valuation Warrants immediately prior to such distribution. The Company shall notify the holders of the applicable Subsidiary Stock Purchase Rights and IPO Valuation Warrants in writing of an initial determination made by the Company under the immediately preceding two sentences (including all calculations relating to such determination set forth in reasonable detail and any material underlying documentation relating to such calculations), and if the Investor Representative on behalf of the holders of a majority of such Subsidiary Stock Purchase Rights and IPO Valuation Warrants does not object to such determination by providing written notice to the Company of such objection within five business days following the receipt of the Company's notice containing such determination, such determination shall be final and conclusive for all purposes and be binding on all holders of such Subsidiary Stock Purchase Rights and IPO Valuation Warrants. If holders of a majority of such Operating Subsidiary's Stock Purchase Rights and IPO Valuation Warrants do so object in a timely fashion, the terms of any adjustment to such Subsidiary Stock Purchase Rights IPO Valuation Warrants and any newly issued warrants or stock purchase rights to be issued by the Company or one of its Subsidiaries as contemplated by this Section 1.3 (c) shall be determined pursuant to the Dispute Resolution Mechanism.

          (d) In the event that, prior to the consummation of an Operating Subsidiary's Pre-Spin-Off IPO (i) with respect to any securities held by the Company which are convertible into common stock of such Operating Subsidiary (e.g., the convertible preferred stock described in Section 3.2(b), (c), (d) or (e) hereof, as applicable), the number of shares of common stock into which such convertible securities are convertible shall increase following the date of issuance of such securities (by reason of "pay-in-kind" dividends, accruals to the conversion value or similar events which dilute the holders of such Operating Subsidiary's Subsidiary Stock Purchase Rights), then the shares of common stock of such Operating Subsidiary issuable pursuant to each of its Subsidiary Stock Purchase Rights and IPO Valuation Warrants shall be increased (by amendment to the terms of such securities) by a number of shares of common stock sufficient to prevent the dilution that would otherwise result to the holders thereof (without an increase to the aggregate purchase price payable thereunder).

          SECTION 1.4. Investor Right to Participate in Third-Party Investments in Operating Subsidiaries; Certain Adjustments. (a) In the event that, prior to the Specified Date applicable to any Operating Subsidiary, (i) any investment is to be made in such Operating Subsidiary (whether through the purchase of equity securities, debt securities or otherwise, but excluding the investment by Compaq Computer Corporation or one of its Affiliates of $14 million in the Class B Convertible Preferred Stock of Aprisma pursuant to documentation substantially in the form provided to Silver Lake prior to the date of this Agreement (the "Compaq Investment"), and excluding any bona fide credit facilities established by such Operating Subsidiary with third-party lenders) by a Person or Persons (the "Third-Party Investors") (excluding the Company and its Subsidiaries, and excluding Silver Lake or any of its Affiliates controlled by or under common control with Silver Lake), (ii) any agreement is entered into between the Company or any of its Affiliates and any Third Party Investor to make such an investment (or any such investment is otherwise effected) prior to the second anniversary of the Closing Date and (iii) Silver Lake or any of its Affiliates (including without limitation any of the members thereof) has materially assisted the Company or any of its Affiliates in connection with the sourcing or execution of such third-party investment (an "Applicable Third-Party Investment"), then in such event each of the Investors will have the right (but not the obligation) to participate (or to permit one or more of its Affiliates to participate) in such investment as provided in this
Section 1.4; provided, however, that the provisions of this Section 1.4 shall not apply to (A) the issuance of stock options to directors, officers, employees or consultants of the Company or any of its Subsidiaries or any subsequent issuances of capital stock pursuant to the exercise thereof, or the issuance of restricted stock to directors, officers, employees or consultants of the Company or any of its Subsidiaries, in each case pursuant to any compensation or incentive plans or arrangements approved by the board of directors of the applicable Operating Subsidiary, (B) the issuance of capital stock of an Operating Subsidiary pursuant to its Pre-Spin-Off IPO or (C) the issuance of capital stock by an Operating Subsidiary pursuant to its acquisition of a business or product line (excluding an acquisition solely of assets).

          (b) In connection with each Applicable Third-Party Investment, at the time the anticipated material terms and conditions of such investment are known to the Company, the Company shall give an initial written notice to the Investor Representative with respect to its intent to enter into such investment, including (i) the identities of the Third-Party Investors and the size and nature of the investment and (ii) the anticipated material terms and conditions of such investment (including the date on which definitive documentation is anticipated to be executed), and within five business days following the receipt of such notice, the Investor Representative shall inform the Company as to which Investors (if any) have agreed to participate in such investment (and any Investor not so indicating its agreement to participate shall thereafter have no right to participate in such Applicable Third-Party Investment pursuant hereto). Thereafter, the Company shall cause the applicable Operating Subsidiary at least two business days prior to the execution of definitive documentation relating to such Third-Party Investment and ten days prior to the consummation thereof to give written notice to the Investor Representative (the "Investment Notice") setting forth the definitive material terms and conditions of such investment (including a statement as to whether the terms and conditions differ materially from those described in the initial written notice described above) and attaching definitive copies of each of the agreements and other documents to be entered into between the Company and any of its Affiliates and the Third-Party Investors in connection with such Third-Party Investment (which agreements and other documents shall include appropriate provisions relating to the participation of the Investors who have previously agreed to participate in the investment), such that such agreements and other documents may be executed by the Investors who agreed to participate in such investment, and provided that any representations, warranties and covenants of such Investors (or their investment Affiliates) shall be made severally in proportion to their respective actual participation in such investment). In the event that any of the consideration to be paid by the Third-Party Investors in connection with such Applicable Third-Party Investment consists of property other than cash, such notice also shall also include such Operating Subsidiary's good faith and reasonable determination of the fair market value of such property, including the calculations (in reasonable detail) used in making such determination. The Company promptly shall cause the applicable Operating Subsidiary to provide to the Investor Representative such additional information as they may reasonably request (which information previously has been provided or was otherwise available to the Third-Party Investors) in connection with evaluating the proposed Third-Party Investment, including without limitation information relating to the valuation of any non-cash consideration to be paid by the Third-Party Investors.

          (c) In connection with each Applicable Third-Party Investment, any Investors who agreed to participate in a timely fashion following the Investor Representative's receipt of the first written notice described in Section 1.4(b) above) shall in the aggregate invest (or cause their respective Affiliates to invest) in the applicable Operating Subsidiary, on the same terms and conditions as the investment to be made by the Third-Party Investors (except as provided below), an amount equal to the lesser of (i) 10% of the total value to be invested in connection with such Applicable Third-Party Investment (including the amount to be invested by the Investors and their Affiliates) or (ii) the aggregate purchase price under the Subsidiary Stock Purchase Rights relating to the applicable Operating Subsidiary, with each such Investor investing (or causing its Affiliates to invest) its pro rata share of such amount (based upon the relative ownership by such Investors making (or causing their Affiliates to make) such investment of the Subsidiary Stock Purchase Rights relating to such Operating Subsidiary at the time of execution of the definitive documentation relating to such Applicable Third-Party Investment), provided that, in the event that the definitive terms and conditions included in the Investment Notice and the definitive documentation for such investment differ in any material respect from the anticipated terms and conditions set forth in the first written notice described in Section 1.4(b) above, each Investor originally agreeing to participate (or to cause its Affiliates to participate) in such investment shall have the right to opt out of such investment within two business days following its receipt of the Investment Notice; provided, however, that, in the event the Third-Party Investors are to invest any property other than cash, such property will be valued (A) at the value set forth in the Investment Notice, in the case of non-cash consideration having an aggregate value of $1 million or less, (B) at the price at which such non-cash consideration is valued by the Third-Party Investors for purposes of cash sales to third-parties in the ordinary course of their businesses (if applicable), or in the case of other property that has an independent third-party valuation, at such valuation (provided in each case that such valuation is the valuation being used by the Company for purposes of valuing such consideration), or (C) otherwise at its fair market value as set forth in the Investment Notice, if the Investor Representative on behalf of the Investors does not object within five business days of its receipt of the written notice of such valuation from the Company, or as determined pursuant to the Dispute Resolution Mechanism, in the case of such an objection, and in each case the Investors (or their Affiliates designated by such Investors) will have the right to make their allocable portion of such investment in cash; and provided, further, that, in the event that any Investor elects not to participate (or to permit its Affiliates to participate) in such Third-Party Investment, the other Investors shall have the right to make an additional investment (in addition to their respective pro rata original shares of such investment) equal to their respective pro rata shares of such declined portion of the investment (such that the investing Investors (and their Affiliates) as a group shall have the right to invest the entire aggregate investment amount originally available to the Investors); and provided, further, that the rights described in this Section 1.4 shall be incremental to, and not in replacement of, the right of the Investors subsequently to purchase common stock pursuant to the Subsidiary Stock Purchase Rights relating to such Operating Subsidiary.


          (d) If one or more of the Investors elects to participate (or to permit one or more of its Affiliates to participate) in the Third-Party Investment by delivery to the Company of an irrevocable written notice not less than two business days prior to the date set forth in the Investment Notice for the execution of definitive documentation indicating such Person's exercise of its rights under this Section 1.4 and setting forth the dollar amount of its investment commitment (including whether it desires to make any additional investment to the extent that other Investors decline to participate (or permit their Affiliates to participate) in such investment), then the Company shall cause the applicable Operating Subsidiary to enter into with such electing Investors (or their Affiliates designated by such Investors) the definitive agreements and other documents relating to such Applicable Third-Party Investment at the time such agreements and other documents are entered into with the Third-Party Investors (provided that any material changes to such agreements and other documents from the forms thereof attached to the Investment Notice shall result in the Investors having an additional two business days from their receipt of a supplemental written notice setting forth such changes to determine whether to continue to participate in such investment); provided, however, that the Company shall cause the applicable Operating Subsidiary to make such changes to the agreements and other documents relating to such Third-Party Investment (solely for purposes of the investment to be made by the Investors or their Affiliates) as may be reasonably requested in good faith in writing by any of the Investors (or Affiliates thereof) participating in such investment prior to execution thereof to the extent that such changes are required for regulatory reasons particular to such investors (e.g, venture capital operating company considerations) or otherwise to reflect factual circumstances particular to such investors (e.g., required time periods for capital drawdowns or "phantom income" considerations), provided that any such changes are not materially adverse to the Company or its Subsidiaries.

          (e) The Company agrees that, in the event that prior to the Specified Date applicable to an Operating Subsidiary, any shares of capital stock or securities exercisable or exchangeable for or convertible into shares of capital stock of such Operating Subsidiary are issued or granted to any Person (other than (i) pursuant to a Working Capital Contribution, (ii) securities issued to Silver Lake or any of its Affiliates controlled by or under common control with Silver Lake and (iii) grants of employee options and issuances of shares upon the exercise of such employee options), such issuance or grant shall be dilutive to the Company with respect to its ownership of capital stock in such Operating Subsidiary on a pro rata basis with the dilution to the holders of such Operating Subsidiary's Subsidiary Stock Purchase Rights and IPO Valuation Warrants (unless the Majority Investors shall otherwise consent in writing).

          (f) The parties hereto acknowledge and agree that the aggregate number of shares of common stock of each Operating Subsidiary that will be issuable as of the Closing pursuant to the Subsidiary Stock Purchase Rights relating to such Operating Subsidiary (as set forth on Schedule A hereto) has been determined based upon a number of outstanding employee options as of the Closing equal to 20.0% of the diluted capital stock of such Operating Subsidiary (counting for such purpose all capital stock of such Operating Subsidiary to be owned as of the Closing by the Company, to be issued in connection with the Compaq Investment (in the case of Aprisma), issuable pursuant to the exercise of such employee options and issuable pursuant to such Subsidiary Stock Purchase Rights), and the aggregate number of shares of common stock of such Operating Subsidiary issuable pursuant to its Subsidiary Stock Purchase Rights shall not be reduced in the event that any or all of such employee options, shares issuable pursuant to the exercise thereof or shares issuable to Compaq (in the case of Aprisma) have not been issued as of or at any time following the Closing. The parties hereto further agree that, in the event that as of immediately prior to the purchase of common stock under the Subsidiary Stock Purchase Rights relating to an Operating Subsidiary, the number of shares of capital stock issuable pursuant to outstanding options, warrants or other securities or rights convertible into or exercisable for capital stock or other securities of such Operating Subsidiary (whether or not then vested or otherwise exercisable) that are then held by directors, officers, employees or consultants of the Company or any of its Affiliates, together with all shares of capital stock previously issued upon the exercise of any such securities or rights or otherwise previously granted or issued to directors, officers, employees or consultants of the Company or any of its Affiliates, exceeds 20.0% of the then-existing diluted capital stock of such Operating Subsidiary (the total number of such shares of capital stock, the "Outstanding Employee Shares" of such Operating Subsidiary, and the number of such shares of capital stock in excess of such 20.0% level, the "Outstanding Incremental Employee Shares" of such Operating Subsidiary), the number of shares of such Operating Subsidiary's common stock issuable pursuant to the purchase of common stock under its Subsidiary Stock Purchase Rights shall be increased (ratably among its Callable, First-Tier, Second-Tier and Third-Tier Optional Subsidiary Stock Purchase Rights based upon the number of shares of common stock previously issuable pursuant thereto, and without any increase in the aggregate exercise prices under any of such Subsidiary Stock Purchase Rights) as follows:

     (i) With respect to Outstanding Incremental Employee Shares which cause the total number of Outstanding Employee Shares to be in excess of 20.0% but less than or equal to 23.0% of the diluted capital stock of such Operating Subsidiary (taking into account the additional shares issuable pursuant to this Section 1.4(f)), the number of shares of such Operating Subsidiary's common stock issuable pursuant to the purchase of common stock under its Subsidiary Stock Purchase Rights shall be increased by the number of shares equal to the product of (A) .50, multiplied by (B) the number of shares of common stock required to prevent the shares of common stock issuable under such Operating Subsidiary's Subsidiary Stock Purchase Rights from decreasing as a percentage of the diluted capital stock of such Operating Subsidiary as a consequence of the Outstanding Incremental Employee Shares of such Operating Subsidiary described in this subsection (i); and

     (ii) With respect to Outstanding Incremental Employee Shares which cause the total number of Outstanding Employee Shares to be in excess of 23.0% of the diluted capital stock of such Operating Subsidiary (taking into account the additional shares issuable pursuant to this Section 1.4(f)), the number of shares of such Operating Subsidiary's common stock issuable pursuant to the purchase of common stock under its Subsidiary Stock Purchase Rights shall be further increased by the number of shares of common stock required to prevent the shares of common stock issuable under such Operating Subsidiary's Subsidiary Stock Purchase Rights from decreasing as a percentage of the diluted capital stock of such Operating Subsidiary as a consequence of the Outstanding Incremental Employee Shares of such Operating Subsidiary described in this subsection (ii)

Schedule 1.4(f) hereto sets forth examples that illustrate the anti-dilution calculations described above in Sections 1.4(f)(i) and (ii). The examples contain assumptions concerning the number of Outstanding Incremental Employee Shares at the time calculations are to be made under this Section 1.4(f) and the number of additional shares previously issued to the Company, the Investors and third parties. The actual number of Outstanding Incremental Employee Shares and the number of additional shares issued to the Company, the Investors and third parties after the date hereof would be used in performing the calculations described above.

          SECTION 1.5. Flip-Up Events; Issuance of Replacement Warrants. (a) In the event that, prior to the time an Operating Subsidiary consummates the earlier of a Pre-Spin-Off IPO, Spin-Off or Third-Party Sale, (i) the Company determines to recombine a majority of the assets of such Operating Subsidiary with the Company in a single transaction or series of related transactions, (ii) the Company (A) informs the holders of such Operating Subsidiary's Subsidiary Stock Purchase Rights in writing that such Operating Subsidiary no longer has a present intention to engage in a Pre-Spin-Off IPO, a Spin-Off or a Third-Party Sale or (B) the Company grants or otherwise issues to the employees of such Operating Subsidiary options or other rights to acquire capital stock of the Company in consideration (directly or indirectly) of the cancellation or other relinquishment of substantially all of such employees' options to acquire capital stock of such Operating Subsidiary (and the Company shall notify the holders of an Operating Subsidiary's Subsidiary Stock Purchase Rights in writing in such event), or
(iii) a third party acquires all or substantially all of the capital stock or assets of the Company (whether by equity purchase, asset purchase, merger, exchange offer or otherwise, and including without limitation a merger where the Company is the survivor but the stockholders of the Company immediately prior to such event do not own a majority of the outstanding voting power of the Company immediately following such event) (a "Company Sale") (any event described in clause (i), (ii) or (iii), a "Purchase Right Flip-Up Event" with respect to such Operating Subsidiary (or, in the case of clause (iii), with respect to all Operating Subsidiaries not having previously engaged in a Pre-Spin-Off IPO, Spin-
Off or Third-Party Sale), the Subsidiary Stock Purchase Rights relating to such Operating Subsidiary shall be canceled and in replacement therefor, the holders of such Subsidiary Stock Purchase Rights shall at that time be issued by the Company additional warrants to purchase Common Stock (the "Replacement Warrants") having the terms described below and otherwise in the form of the Parent Warrants; provided, however, that if, following a Purchase Right Flip-Up Event of the type described in clause (i) or (ii) above and prior to the third anniversary of the Closing, the Company again determines to transfer any of such Operating Subsidiary's former businesses into a Subsidiary and engage in an initial public offering and/or spin-off or third-party sale of such Subsidiary's capital stock (in the case of clause (i) above), or to cause such Operating Subsidiary to engage in a Pre-Spin-Off IPO, Spin-Off or Third-Party Sale (in the case of clause (ii) above), the applicable Holding Partnership(s) shall be issued new Subsidiary Stock Purchase Rights with respect to such Subsidiary on terms equivalent to those of the Subsidiary Stock Purchase Rights previously canceled (and any outstanding Replacement Warrants previously issued in replacement therefor will be canceled in consideration of such issuance). The Company agrees to use reasonable efforts in connection with any Purchase Right Flip-Up Event to effect such event in a manner that is tax-efficient for the recipients of Replacement Warrants (to the extent practicable).

          (b) In connection with any Purchase Right Flip-Up Event, the Company shall inform the holders of the related Subsidiary Stock Purchase Rights in writing of the valuation being assigned by the Company to the Operating Subsidiary or Operating Subsidiaries involved in such Purchase Right Flip-Up Event (including all calculations relating to such valuation set forth in reasonable detail and any material underlying documentation relating to such calculations) for purposes of valuing employee options issued by such Operating Subsidiary or Operating Subsidiaries in connection with replacing such options with new Company employee options, if applicable, and if the Company is not preparing a valuation for such purpose, the Company shall in good faith prepare and deliver to such holders a reasonable valuation for the purposes of this
Section 1.5 of the applicable Operating Subsidiary or Operating Subsidiaries

(any valuation delivered by the Company under this sentence being referred to as the "Company Valuation"). In the event that holders representing a majority of the related Subsidiary Stock Purchase Rights notify the Company in writing within five business days of the receipt of the Company Valuation that they do not believe the Company's Valuation to be a reasonable valuation of the fair market value of such Operating Subsidiary or Operating Subsidiaries then such valuation shall be determined pursuant to the Dispute Resolution Mechanism; provided, however, that the Company may inform the Investor Representative prior to the preparation of a Company Valuation that the Company has determined to retain an Investment Bank to render a Flip-Up Valuation, in which event the Company and the Investor Representative shall together select an Investment Bank pursuant to the Dispute Resolution Mechanism (and submit information to such bank, to the extent applicable), and such Investment Bank's determination of the Flip-Up Valuation shall be binding on all parties hereunder. Subject to the immediately preceding proviso, the Company Valuation, if uncontested by the holders of such rights, or the valuation determined through the Dispute Resolution Mechanism, if the Company Valuation was contested, is hereinafter referred to as the "Flip-Up Valuation".

          (c) The Replacement Warrants (i) will be immediately exercisable upon issuance (provided that they shall in any event become exercisable no later than immediately prior to the consummation of the triggering third-party acquisition, in the case of an event described in Section 1.5(a)(iii) above), and will remain exercisable until the later of (a) the fourth anniversary of the Closing or (b) the first anniversary of the consummation of the Purchase Right Flip-Up Event giving rise to the issuance of such Replacement Warrants, (ii) will have an initial aggregate exercise price equal to the product of (A) 5, multiplied by
(B) the exercise price in effect for the related Callable Subsidiary Stock Purchase Rights immediately prior to such Purchase Right Flip-Up Event (subject to the following proviso), (iii) will initially be exercisable for that percentage of the Company's diluted Common Stock equal to the product of (A) that percentage of the diluted common stock of the Operating Subsidiary for which the related Subsidiary Stock Purchase Rights were (or when issued, would have been) exercisable immediately prior to the consummation of such Purchase Right Flip-Up Event multiplied by (B) a fraction the numerator of which is the Flip-Up Valuation and the denominator of which is the sum of the market capitalization of the Company immediately preceding such Purchase Right Flip-Up Event and the Flip-Up Valuation, and (iv) otherwise will be on the terms and conditions set forth in the form of Parent Warrant; provided, however, that, in the case of a Purchase Right Flip-Up Event described in clause (i) or clause
(ii) of the definition thereof occurring prior to the second anniversary of the Closing, the initial aggregate exercise price of the Replacement Warrants shall be discounted, and shall equal the product of (A) 5, multiplied by (B) the exercise price in effect for the related Callable Subsidiary Stock Purchase Rights immediately prior to such Purchase Right Flip-Up Event, multiplied by (C) 0.9.

          SECTION 1.6. IPO Valuation Warrants. (a) In the event that, at the time an Operating Subsidiary consummates a Pre-Spin-Off IPO, the IPO Valuation (as defined below) of such Operating Subsidiary exceeds the product of (i) the Target Valuation for such Operating Subsidiary set forth on Schedule 1.6(a), multiplied by (ii) 1.1, then such Operating Subsidiary shall issue (and the Company shall cause such Operating Subsidiary to issue) to the holders of the Subsidiary Stock Purchase Rights issued by such Operating Subsidiary (or to such other transferees as the Investors identify to the Company in writing, subject to the provisions of the Standstill Agreement) at the consummation of such Pre-Spin-Off IPO additional warrants (the "IPO Valuation Warrants") to purchase common stock of such Operating Subsidiary having the terms described below and otherwise in the form attached hereto as Exhibit D.

          (b) As used in this Agreement, "IPO Valuation" means, with respect to any Operating Subsidiary, the product of (i) the gross price per share of common stock of such Operating Subsidiary paid by the public in such Operating Subsidiary's Pre-Spin-Off IPO (such Operating Subsidiary's "IPO Price"), multiplied by (ii) the number of shares of common stock of such Operating Subsidiary outstanding immediately following such Pre-Spin-Off IPO on a fully diluted basis.


          (c) The IPO Valuation Warrants issued by an Operating Subsidiary (i) will be exercisable from the date of issuance until the third anniversary of the date of issuance by the applicable Operating Subsidiary, (ii) will have an initial exercise price per share equal to the IPO Price with respect to such Operating Subsidiary, (iii) will be exercisable for that number of shares of common stock of such Operating Subsidiary equal to (A) the Aggregate Exercise Price for such Operating Subsidiary set forth on Schedule 1.6(c), divided by (B) the IPO Price with respect to such Operating Subsidiary and (iv) will otherwise be on the terms and conditions set forth in Exhibit D hereto.

          SECTION 1.7. Subsidiary Warrants. (a) Upon each consummation of a Spin-Off with respect to an Operating Subsidiary, (i) the exercise price per share of Common Stock under each of the Class A Parent Warrants, the Class B Parent Warrants and the Replacement Warrants then outstanding (if any) will be adjusted downward (but not to less than $.01 per share of Common Stock) pursuant to the provisions relating thereto contained in the warrant certificates relating to such warrants (the amount of such downward adjustment with respect to the exercise price for one share of Common Stock under each such warrant, its "Strike Price Reduction"), and (ii) the holders of Parent Warrants and Replacement Warrants (if any) (or holding entities established by such holders, if so elected by such holders) shall be issued by the applicable Operating Subsidiary (and the Company shall cause such issuance), in respect of each share of Common Stock for which a Parent or Replacement Warrant (as applicable) is exercisable, an additional warrant having the terms described below and otherwise in the form attached as

Exhibit D hereto (the "Subsidiary Warrants") to purchase that number of shares of common stock of such Operating Subsidiary which would have been received in such Spin-Off in respect of such share of Common Stock underlying such Parent or Replacement Warrant if such Parent or Replacement Warrant had been exercised in full immediately prior to the record date for determining holders of Common Stock entitled to participate in such Spin-Off.

          (b) The Subsidiary Warrants issued in respect of the shares of Common Stock for which a Parent Warrant or Replacement Warrant (as applicable) is exercisable (i) shall be exercisable from the date of issuance until the later of (A) the seventh anniversary of the Closing or (B) the third anniversary of the Spin-Off in connection with which they were issued, (ii) shall have an aggregate initial exercise price equal to the Strike Price Reduction with respect to such Parent Warrant (in the case of Subsidiary Warrants issued in respect of a Parent Warrant) or a Replacement Warrant (in the case of Subsidiary Warrants issued in respect of Replacement Warrants) multiplied by the number of shares of Common Stock for which such Parent Warrant or Replacement Warrant (as applicable) is exercisable, (iii) shall have a per-share exercise price equal to the aggregate exercise price for each such Subsidiary Warrant divided by the number of shares for which such Subsidiary Warrant is exercisable and (iv) otherwise will be on the terms and conditions set forth in Exhibit D hereto.

          SECTION 1.8. Dispute Resolution Mechanism. (a) The parties hereto acknowledge the need to resolve any disputes arising hereunder that become subject to the following dispute resolution mechanism quickly and expeditiously, and agree to work toward such a resolution. In the event that any valuation or equitable adjustment of rights relating to the procedures and transactions described in this Article I becomes a subject of disagreement between the holders of a majority of the rights depending upon such determination and the Company or one of its Operating Subsidiaries, as applicable, (i) such majority holders and the Company or such Operating Subsidiary, as applicable, promptly (and in any event within three business days) shall provide each other with their respective written proposed valuations or equitable adjustments of rights (including any supporting documentation and the basis for such position), and the Company or such Operating Subsidiary (as applicable) and Silver Lake (if it or its Affiliates hold any such rights), or another representative appointed by such majority holders (if Silver Lake and its Affiliates do not hold any of such rights) (in either such case, the "Investor Representative") shall promptly (and in any event within three business days after the receipt of the other's respective proposed valuation or equitable adjustment) commence negotiating in good faith to reach agreement as to an agreed-upon valuation or equitable adjustment of rights (and any such agreement shall be binding upon the Company or such Operating Subsidiary, as applicable, and all of the holders of the rights depending upon such determination), and (ii) in the event that they fail to reach agreement within five business days following commencement of such negotiations, such valuation or equitable adjustment of rights shall be determined as follows: (A) the Company or Operating Subsidiary, as applicable, and the Investor

Representative promptly (and in any event within three business days thereafter) shall together retain a nationally recognized investment banking firm (the "Investment Bank") that has had no material business relationships with the Company or the majority holders of the rights depending upon such determination during the preceding one-year period (unless they shall at the time mutually agree to select an Investment Bank having such business relationships), (B) the Company or Operating Subsidiary, as applicable, promptly shall submit to such Investment Bank the proposed valuation or equitable adjustment of rights that it first provided to such majority holders (including any supporting documentation provided to such majority holders), (C) the Investor Representative shall submit to such Investment Bank the proposed valuation or equitable adjustment of rights that the majority holders first provided to the Company or Operating Subsidiary, as applicable (including any supporting documentation provided by such majority holders), and (D) such Investment Bank promptly (but in the case of any event described in clause (iii) of the definition of Purchase Right Flip-Up Event, no later than two business days prior to the consummation of such event, and in any event within ten business days, in each case to the extent reasonably achievable by such Investment Bank) shall select whichever of such two proposed valuations or equitable adjustments of rights is closer to its determination of the correct valuation or equitable adjustment of rights, which selected valuation or equitable adjustment of rights shall be binding upon the Company or such Operating Subsidiary, as applicable, and all of the holders of the rights depending upon such determination (with the Company or such Operating Subsidiary, as applicable, paying the fees and expenses of the Investment Bank if the majority holders' valuation or equitable adjustment of rights is selected and the majority holders of such rights paying such fees and expenses if the Company's or Operating Subsidiary's, as applicable, valuation or equitable adjustment of rights is selected (and the other holders of such rights shall reimburse the majority holders therefore pro rata based upon their respective ownership of such rights)).

          (b) In the event that the Dispute Resolution Mechanism is required to determine any valuation or equitable adjustment of rights under this Article I, or in the event that regulatory or other third-party approvals are required to be obtained by any holder of rights under this Article I in connection with any transaction, if the action to be taken by the Company that has given rise to such dispute or need for such approvals is scheduled to be consummated prior to completion of the resolution of such dispute pursuant to the Dispute Resolution Mechanism or receipt of such approvals, as applicable, such action may be taken by the Company in its discretion prior to such resolution or receipt, and the rights of such holders under this Article I shall be preserved and shall be effected following the consummation of such action by the Company when such dispute has been resolved pursuant to the Dispute Resolution Mechanism or such approvals have been obtained, as applicable.

          SECTION 1.9. Allocation of Purchase Price. Within forty-five days following the Closing, the Company and Silver Lake shall cooperate in all commercially reasonable respects to together determine in writing the appropriate allocation of the Purchase Price among the securities described in Section 1.2 hereof for tax purposes (the "Allocation"). Upon completion of the Allocation, the Company shall pay over in cash to each Operating Subsidiary (as agent for such Operating Subsidiary, and not as a capital contribution to, or in respect of the issuance of additional securities by, such Operating Subsidiary) that portion of the Purchase Price that the Company received pursuant to Section 1.2 hereof as agent for such Operating Subsidiary in respect of the sale by such Operating Subsidiary to the Investors of such Operating Subsidiary's Subsidiary Stock Purchase Rights, Subsidiary Warrants (if any) and IPO Valuation Warrants (if any) hereunder.

          SECTION 1.10. No Obligation to Engage in Spin-Offs. The parties hereto acknowledge and agree that the Company has no obligation to engage in any of the Pre-Spin-Off IPOs or Spin-Offs. The parties hereto further acknowledge and agree that the Company shall continue to have the full right to deal with the Operating Subsidiaries as it shall determine in its sole discretion, subject to the express provisions of this Agreement relating to such dealings (including
Section 1.3(a) and Section 1.3(b) hereof); provided, however, that the rights of the Investors (including the right to participate in any such transaction or other dealing) shall be as expressly set forth herein; and provided, further, that the Company agrees that all decisions concerning the timing of each of the Pre-Spin-Off IPOs and Spin-Offs shall require the approval of the Board.


                                   ARTICLE II

                         CLOSING, DELIVERY AND PAYMENT

          SECTION 2.1. Closing. Subject to the prior satisfaction or waiver of the conditions set forth in Section 7, the closing of the sale and purchase of the Shares, the Parent Warrants, the Subsidiary Stock Purchase Rights and the right to receive Replacement Warrants (if any), IPO Valuation Warrants (if any) and Subsidiary Warrants (if any) (the "Closing") shall take place on August 29, 2000 at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, or at such other time or place as the Company and the Majority Investors may mutually agree (such date is referred to herein as the "Closing Date").

          SECTION 2.2.  Delivery.    (a) At the Closing, subject to the terms
and conditions hereof, (i) the Company shall deliver to the Investors all of the Shares and all of the Parent Warrants to be purchased in accordance with Section
1.2 by delivery of certificates evidencing the Shares and the Parent Warrants and (ii) the Company shall cause each Operating Subsidiary to deliver to the Investors all of the Subsidiary Stock Purchase Rights to be purchased in accordance with Section 1.2 by delivery of certificates evidencing such Subsidiary Stock

Purchase Rights, in each case free and clear of any Encumbrances (as hereinafter defined) other than those imposed by federal or state securities laws or created by the Standstill Agreement or otherwise placed thereon by or on behalf of the Investors, and the Investors shall make payment to the Company and the applicable Operating Subsidiaries, as applicable, of the aggregate purchase price therefor by wire transfer of immediately available funds to an account designated by the Company to the Investors at least two busiess days prior to the Closing Date.

          (b) In the circumstances and at the times herein set forth, subject to the terms and conditions hereof, (i) the Company shall deliver to the holders of the related Subsidiary Stock Purchase Rights all of the Replacement Warrants (if any) to be issued in accordance with Section 1.2, by delivery of certificates evidencing the Replacement Warrants, (ii) the Company shall cause each Operating Subsidiary to deliver to the holders of the related Subsidiary Stock Purchase Rights (or their transferees, subject to the transfer restrictions contained in the Standstill Agreement), the IPO Valuation Warrants (if any) to be issued in accordance with Section 1.2, by delivery of certificates evidencing the IPO Valuation Warrants and (iii) the Company shall cause each Operating Subsidiary to deliver to the holders of the Shares (or to holding entities established by such holders, if so elected by such holders) all of the Subsidiary Warrants (if any) to be issued in accordance with Section 1.2, by delivery of certificates evidencing such Subsidiary Warrants, in each case free and clear of any Encumbrances (as hereinafter defined) other than those imposed by federal or state securities laws or created by the Standstill Agreement or otherwise placed thereon by or on behalf of the Investors.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to the Investors, as of the date hereof and as of the Closing Date (except to the extent otherwise expressly stated herein), as follows:

          SECTION 3.1. Organization, Good Standing and Qualification. Each of the Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, and has all requisite corporate (or other applicable) power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company and each of the Operating Subsidiaries has all requisite corporate power and authority (including without limitation the approval of its shareholders) to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder (subject, in the case of consummation of the Pre-Spin-Off IPOs and Spin-Offs, to such additional Board and/or shareholder approvals as may be required to be obtained in connection therewith). Each of the Company and its Subsidiaries is duly qualified and authorized to do business and in good standing as a foreign corporation or other entity in all jurisdictions in which the character or location of its activities and of the properties owned or operated by it makes such qualification necessary, other than any failures which, individually or in the aggregate, would not have a Material Adverse Effect. The Company has made available to the Investors a complete and correct copy of the Company's and each Operating Subsidiary's Certificate of Incorporation and By-Laws, in each case as amended through the date hereof.

          SECTION 3.2. Capitalization. (a) The capitalization of the Company consists solely of the following: (i) As of the date hereof, 240,000,000 authorized shares of Common Stock, and as of the Closing, 450,000,000 authorized shares of Common Stock; (ii) 184,191,181 shares of Common Stock were issued and outstanding as of June 30, 2000; (iii) as of the date of this Agreement, 6,609,836 shares of Common Stock are reserved for future issuance to employees pursuant to stock options under stock option plans of the Company, and 13,700,798 employee stock options are outstanding; (iv) 2,908,333 shares of Common Stock are reserved for future issuance upon the conversion of the convertible securities issuable pursuant to this Agreement; (v) 1,910,000 authorized shares of "blank check" preferred stock, par value $1.00 per share, none of which are issued and outstanding; (vi) upon filing of the Certificate of Designation, 65,000 authorized shares of Series A Participating Convertible Preferred Stock, none of which are issued and outstanding prior to issuance under this Agreement; and (vii) upon filing the Certificate of Designation, 25,000 authorized shares of Series B Participating Convertible Preferred Stock, none of which are issued and outstanding prior to issuance under this Agreement. Except as described in the preceding sentence, the Company has outstanding no options, warrants or other securities or rights convertible into or exercisable for Common Stock or other securities of the Company. Since February 23, 2000, the Company has not paid any dividends or made any other distributions of cash or other property in respect of its outstanding capital stock.

          (b) As of the Closing, the capitalization of Aprisma will consist solely of the following: (i) 160,334,333 authorized shares of common stock, of which 1,000 shares will be issued and outstanding; (ii) 785,556 authorized shares of Series B Convertible Preferred Stock, all of which will be issued in connection with the Compaq Investment (either prior to or following the Closing) and convertible into 785,556 shares of common stock of Aprisma as of such issuance (and as of the Closing, if such issuance occurs prior to the Closing) and thereafter (subject to adjustment following the Closing upon the adjustment events (if any) set forth in the documentation relating thereto provided to Silver Lake prior to the date of this Agreement); and (iii) 38,491,222 authorized shares of Series A Convertible Preferred Stock, all of which will be issued and outstanding, owned of record and beneficially by the Company and convertible into

38,491,222 shares of common stock of Aprisma as of the Closing. As of August 25, 2000, there were issued and outstanding employee options to acquire 8,230,614 shares of common stock of Aprisma. Except as described in the preceding two sentences and any employee options issued after August 25, 2000, Aprisma has outstanding no options, warrants or other securities or rights convertible into or exercisable for common stock or other securities of Aprisma.

          (c) As of the Closing, the capitalization of Riverstone will consist solely of the following: (i) 157,000,100 authorized shares of common stock, of which 100 shares will be issued and outstanding; and (ii) 92,088,135 authorized shares of Series A Convertible Preferred Stock, all of which will be issued and outstanding, owned of record and beneficially by the Company and convertible into 92,088,135 shares of common stock of Riverstone as of the Closing. As of August 25, 2000, there were issued and outstanding employee options to acquire 28,320,800 shares of common stock of Riverstone. Except as described in the preceding two sentences and any employee options issued after August 25, 2000, Riverstone has outstanding no options, warrants or other securities or rights convertible into or exercisable for common stock or other securities of Riverstone.


          (d) As of the Closing, the capitalization of GNTS will consist solely of the following: (i) 164,667,667 authorized shares of common stock, of which 1,000 shares will be issued and outstanding; and (ii) 34,985,928 authorized shares of Series A Convertible Preferred Stock, all of which will be issued and outstanding, owned of record and beneficially by the Company and convertible into 34,985,928 shares of common stock of GNTS as of the Closing. As of August 25, 2000, there were issued and outstanding employee options to acquire 11,159,634 shares of common stock of GNTS. Except as described in the preceding two sentences and any employee options issued after August 25, 2000, GNTS has outstanding no options, warrants or other securities or rights convertible into or exercisable for common stock or other securities of GNTS.

          (e) As of the Closing, the capitalization of Enterasys will consist solely of the following: (i) 129,834,833 authorized shares of common stock, of which 1,000 shares will be issued and outstanding; and (ii) 79,379,224 authorized shares of Series A Convertible Preferred Stock, all of which will be issued and outstanding, owned of record and beneficially by the Company and convertible into 79,379,224 shares of common stock of Enterasys as of the Closing. As of August 25, 2000, there were issued and outstanding employee options to acquire 25,442,550 shares of common stock of Enterasys. Except as described in the preceding two sentences and any employee options issued after August 25, 2000, Enterasys has outstanding no options, warrants or other securities or rights convertible into or exercisable for common stock or other securities of Enterasys.

          (f) The Shares, the Parent Warrants and the Replacement Warrants have been duly and validly authorized by the Company, the Conversion Shares to be issued by the Company have been duly and validly reserved for issuance by the Company, and the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants and the Subsidiary Warrants relating to each Operating Subsidiary and the Conversion Shares to be issued by such Operating Subsidiary upon the purchase of common stock thereunder have been duly and validly authorized by the Company and such Operating Subsidiary, and when the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants and the Subsidiary Warrants and the Conversion Shares are issued in accordance with the provisions of this Agreement, such shares and warrants will be duly authorized, validly issued, fully paid and nonassessable and will be delivered to the Investors free and clear of all Encumbrances (other than those imposed by federal or state securities laws or created by the Standstill Agreement or otherwise placed thereon by or on behalf of the Investors) and will have the rights, preferences, privileges and restrictions set forth in the Certificate of Designation, this Agreement, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants and the Company's Certificate of Incorporation, as applicable.

          SECTION 3.3. Authorization; Binding Obligations; Consents. (a) All corporate action on the part of the Company, each of the Operating Subsidiaries and their respective officers, directors and stockholders necessary for the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby to be effected at or prior to the Closing (including without limitation the Transformation, except in the case of the Pre-Spin-Off IPOs and Spin-Offs, for such internal corporate approvals as may be required for consummation (provided that no further approvals of the stockholders of the Company will be required for the consummation of the Pre-Spin-Off IPOs) and the performance of all obligations of the Company and the Operating Subsidiaries hereunder and thereunder has been taken. This Agreement and each of the other Transaction Documents to which it is a party have been, or when executed at or prior to the Closing will be, as applicable, duly executed and delivered by the Company and each Operating Subsidiary that is a party thereto. This Agreement and each of the other Transaction Documents to which the Company or any Operating Subsidiary is a party (assuming in each case due execution and delivery by the Investors, if applicable) is, or when executed at or prior to the Closing will be, as applicable, a legal, valid and binding obligation of the Company and each Operating Subsidiary that is a party thereto, enforceable against the Company and each such Operating Subsidiary, as applicable, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, or other governmental entity, is required by or with respect to the Company or any of its Subsidiaries (including without limitation the Operating Subsidiaries) in connection with the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party or the consummation by the Company and each of the Operating Subsidiaries of the transactions contemplated hereby and thereby (including without limitation the Transformation), except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing by the Company and the Operating Subsidiaries with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby to be effected at or prior to the Closing, and filings required to be made pursuant to the rules of The New York Stock Exchange, and (iii) filings by the Company and the Operating Subsidiaries with the SEC under the Securities Act and the Exchange Act, and such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required to be obtained or made by the Company and the Operating Subsidiaries, in connection with their respective Pre-Spin-Off IPOs and Spin-Offs (all of which shall have been obtained prior to the consummation thereof, except to the extent the failure to obtain any of them would not, individually or in the aggregate, have a Material Adverse Effect).

          SECTION 3.4. SEC Reports; Financial Statements. (a) The Company has filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein and including all registration statements and prospectuses filed with the SEC in connection with the Company's initial public offering, the "SEC Reports") required to be filed by the Company with the SEC since March 1, 1999. As of its date of filing, except to the extent otherwise disclosed in subsequently filed SEC Reports, each SEC Report complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), as applicable, and the rules and regulations promulgated thereunder, and, except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof, none of such SEC Reports (including any and all financial statements included therein) contained when filed or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) Except to the extent otherwise disclosed in subsequently filed SEC Reports filed and publicly available prior to the date of this Agreement, each of the consolidated financial statements (including the notes thereto) included in the SEC Reports complied as to form, as of its date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents, in all material respects, the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to (i) normal year-end adjustments and (ii) the absence of footnote disclosure required to be included in audited financial statements, which together are not in the aggregate material).

          (c) With respect to each of Aprisma, Riverstone, GNTS and Enterasys, the information contained with respect to such Operating Subsidiary in its statements of operations attached as Schedule 3.4(c) hereto for the quarter ended June 3, 2000, the year ended February 29, 2000 and the quarters ended on or about May 31, 1999, August 31, 1999, November 30, 1999 and February 29, 2000, in each case has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents, in all material respects, the results of operations of the business of such Operating Subsidiary (consolidated with its Subsidiaries, if any) for the periods then ended (subject to (i) normal year-end adjustments and, in the case of the quarters ending on or about August 31, 1999, November 30, 1999 and February 29, 2000, SAS 71 reviews, and (ii) the absence of footnote disclosure required to be included in audited financial statements, which together are not in the aggregate material with respect to any such Operating Subsidiary) (the financial statements and other financial information described in this Section 3.4(c) with respect to each Operating Subsidiary, its "Break-Out Financials").

          (d) With respect to each Operating Subsidiary, the statements of operations (consolidated with its Subsidiaries, if any) for the periods covered by its Break-Out Financials required to be included in the financial statements included in its Registration Statement on Form S-1 filed under the Securities Act with respect to an initial public offering, or in its Form 10 filed under the Exchange Act with respect to the spin-off of its capital stock by the Company, as applicable, will not be required to be materially restated with respect to the financial information included in its Break-Out Financials for any such period.

          (e) Except for liabilities included or reserved for in the audited consolidated balance sheet of the Company for the quarter ended June 3, 2000 (the "Balance Sheet") included in the Company's quarterly report on Form 10-Q filed for the quarter ended June 3, 2000, at June 3, 2000 neither the Company nor any of its Subsidiaries had, and since such date none of them has incurred, any liabilities or any other obligations required to be included on or reserved against on a balance sheet prepared in accordance with GAAP, except liabilities incurred in the ordinary course of business or in connection with the Transformation subsequent to June 3, 2000 which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          SECTION 3.5. Agreements; Action. (a) Neither the Company nor any of its Subsidiaries is, nor to the Company's knowledge is any other party thereto, in material default under, or in material breach or material violation of, any of the Company's and its Subsidiaries' "material contracts" within the meaning of Item 601 of Regulation S-K of the SEC (which shall, solely for purposes of this Agreement, be deemed to include the Transformation Documents (as defined below)) ("Material Contracts"), and, to the knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a material default by the Company or any other party under any Material Contract. Each of the Material Contracts is in full force and effect.

          (b) Neither the Company nor any of its Subsidiaries is bound by any agreement that materially would restrict its ability to honor the terms of the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants or the Subsidiary Warrants or to engage in the Pre-Spin-Off IPOs or the Spin-Offs.

          (c) The Company has delivered to the Investors prior to the date of this Agreement true and correct copies of the Transformation Agreement and each of the other material contracts or other agreements between or among the Company and/or any of the Operating Subsidiaries (collectively, the "Transformation Documents").

          SECTION 3.6. Changes. (a) Except as set forth in the SEC Reports filed and publicly available prior to the date hereof, since June 3, 2000, no event, change or circumstance has occurred which has had, or would reasonably be expected to result in, a Material Adverse Effect.

          (b) Since June 3, 2000, neither the Company nor any of its Subsidiaries has taken any action or omitted to take any action, and there has not occurred any event which, if it had taken place following the date hereof and prior to the Closing, would not have been permitted by Sections 5.1(b)(i), 5.1(b)(ii) or 5.1(b)(iii) of this Agreement without the prior consent of the Investors.

          SECTION 3.7. Intellectual Property. Except in each case for exceptions which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as described in Schedule 3.7 hereto: (i) The Company and its Subsidiaries own or have the valid right to use all the Intellectual Property necessary or desirable to conduct their businesses as currently conducted and consistent with past practice, free of all known Encumbrances; (ii) all of the Company's and its Subsidiaries' Intellectual Property is, in the case of registered Intellectual Property, valid and enforceable, and to the Company's knowledge, in all cases does not infringe, impair or make unauthorized use of the Intellectual Property of any third party and is not being infringed, impaired or used without authorization by any third party; and (iii) no Order or claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or, to the Company's knowledge, investigation, by or before any governmental authority (other than patent prosecutions before the U.S. Patent and Trademark Office) (an "Action") is outstanding or pending, or to the Company's knowledge, threatened or imminent, that would limit or challenge the ownership, use, value, validity or enforceability of any of the Company's or its Subsidiaries' Intellectual Property.

          SECTION 3.8. Compliance with Law; Other Instruments. (a) Neither the Company nor any of the Operating Subsidiaries is in violation or default under the Certificate of Incorporation or By-Laws of the Company or the organizational documents of any Operating Subsidiary. Neither the Company nor any of its Subsidiaries is, or since March 1, 1999 has been, in violation or default under
(i) the Certificate of Incorporation or By-Laws of the Company or the organizational documents of any Subsidiary or (ii) of any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award (each, an "Order") or any statute, law, ordinance, rule or regulation (each, a "Law") (in each case including without limitation with respect to the Transformation and the steps previously taken and to be taken in connection therewith), and to the knowledge of the Company, no investigation or review is in process or threatened by any governmental authority with respect to, any violation or alleged violation of any Order or Law, other than (in the case of all of the matters described in this sentence) where such violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) The execution, delivery and performance of this Agreement and each of the other Transaction Documents by the Company and each of the Operating Subsidiaries, as applicable, and the consummation of the transactions contemplated hereby and thereby, will not (a) result in (i) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under the Company's Certificate of Incorporation or By-Laws or the organizational documents of any Operating Subsidiary or any other material Subsidiary, (ii) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under, any term or provision of, or any right of termination, cancellation or acceleration arising under any lease, indenture, license, contract or other agreement to which any of them are parties or cause any liabilities or additional fees to be due thereunder, except any such violation, conflict or right that would not reasonably be expected to have a Material Adverse Effect, or (iii) any violation under any Order or Law applicable to the Company or any of its Subsidiaries, its business or operations or any of its assets or properties, except any such violation that would not reasonably be expected to have a Material Adverse Effect, or (b) result in the imposition of any Encumbrance on the business or material properties or assets of the Company or any of its Subsidiaries (in the case of clauses (i), (ii) and (iii) of this sentence with respect to the consummation of any Pre-Spin-Off IPO or Spin-Off, subject to the making of necessary filings by the Company and the Operating Subsidiaries with the SEC under the Securities Act and the Exchange Act, and the obtaining of such other consents, approvals, orders and authorizations, and the filing of such registrations, declarations or filings, or the making of such notices, as may be required to be obtained by the Company and the Operating Subsidiaries (provided that no further approvals of the stockholders of the Company will be required for the consummation of the Pre-Spin-Off IPOs), all of which shall have been made and obtained prior to the consummation thereof except to the extent the failure to obtain any of them would not, individually or in the aggregate, have a Material Adverse Effect).

          SECTION 3.9. Litigation. Except as set forth in the SEC Reports filed and publicly available prior to the date hereof, there is no Action pending, or to the Company's knowledge (except as described in Schedule 3.7 hereto), currently threatened against the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any Order of any court or governmental authority which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          SECTION 3.10. Tax Matters. In each case except for any failures which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) all material Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries have been duly filed and such Tax Returns are true, complete and correct, (b) all material Taxes of the Company and its Subsidiaries due and payable, whether or not shown on the Tax Returns referred to in clause (a), have been paid in full and each of the Company and its Subsidiaries have made adequate provision for all Taxes not yet due and payable, and (c) except with respect to which adequate provision has been made in the Company's financial statements, no material issues that have been raised by any relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending. For purposes of this Agreement, the term (i) "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, and (ii) "Tax Return" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

          SECTION 3.11. Employment Matters. Neither the Company nor any of its Subsidiaries has any collective bargaining agreements with or relating to any of its employees. There is no labor union organizing activity pending or, to the knowledge of the Company or any of its Subsidiaries, threatened with respect to the Company or any of its Subsidiaries.

          SECTION 3.12. Environmental Matters. In each case except for any failures which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Neither the Company nor any of its Subsidiaries has violated any environmental, safety or similar law or regulation applicable to it or its business or property relating to the protection of human health and safety, the environment or Hazardous Substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) lacks any permit, license or other approval required of it under applicable Environmental Laws, (iii) has released, generated or disposed of any pollutant, contaminant, toxic substance, hazardous waste, hazardous material or hazardous substance, or any oil, petroleum or petroleum product, each as defined or listed in, or classified pursuant to, any Environmental Laws in any manner which could reasonably be expected to give rise to a liability under or relating to any Environmental Laws or (iv) is violating any term or condition of any such permit, license or approval.

          SECTION 3.13. Offering Valid. Assuming (i) the accuracy of the representations and warranties of the Investors contained in Section 4.2 hereof and (ii) with respect to the Conversion Shares, that at the time of the purchase of common stock under any Parent Warrants, Replacement Warrants, IPO Valuation Warrants or Subsidiary Warrants for cash, the holder of such Parent Warrants, Replacement Warrants, IPO Valuation Warrants or Subsidiary Warrants could accurately make the representations and warranties set forth in Section 4.2 of this Agreement, the offer, sale and issuance of the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants and the Conversion Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of the state securities laws of the State of New York and the State of California.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

          Each Investor hereby represents and warrants to the Company, severally with respect solely to itself (and not jointly with the other Investors), as of the date hereof and as of the Closing Date (except to the extent otherwise expressly stated herein), as follows:

          SECTION 4.1. Requisite Power and Authority. Such Investor has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. All action on such Investor's part necessary for the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance of all obligations of such Investor hereunder and thereunder has been taken. This Agreement and each of the other Transaction Documents to which such Investor is a party have been or will be duly executed and delivered by such Investor. This Agreement and each of the other Transaction Documents to which such Investor is a party (assuming due execution and delivery by the Company) will be a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          SECTION 4.2. Investment Representations. Such Investor acknowledges that the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants and the Conversion Shares have not been registered under the Securities Act or under any state securities laws. Such Investor (a) is acquiring the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants and the Conversion Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, (b) is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the SEC, (c) acknowledges that the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants and the Conversion Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available and (d) represents that by reason of its business or financial experience, such Investor has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Such Investor has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management.

          SECTION 4.3. Litigation. There is no Action pending, or to such Investor's knowledge, currently threatened against such Investor which challenges the consummation by such Investor of this Agreement or the transactions contemplated hereby or would, individually or in the aggregate, otherwise reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations under this Agreement or the other Transaction

Documents to which it is a party or to consummate the transactions contemplated hereby and thereby.


                                   ARTICLE V

                            COVENANTS OF THE COMPANY

          SECTION 5.1.  Ordinary Course of Business.

          (a) Except as otherwise contemplated by the terms of this Agreement (including without limitation actions to be taken pursuant to the Transformation Documents), during the period from the date of this Agreement to the Closing Date (the "Pre-Closing Period"), the Company shall use commercially reasonable efforts to preserve intact its and its Subsidiaries' current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired.

          (b) Without limiting the generality of the foregoing, during the Pre-Closing Period, each of the Company and its Subsidiaries shall not, without the prior consent of the Majority Investors (such consent not to be unreasonably withheld or delayed):

     (i) Except to the extent required to comply with the Company's obligations hereunder, required by law or required by the rules and regulations of the New York Stock Exchange, make any amendment to the Company's Certificate of Incorporation or the constituent documents of any Operating Subsidiary that would adversely affect in any material respect the rights and preferences of the holders of the Shares, Parent Warrants, Replacement Warrants, Subsidiary Stock Purchase Rights, IPO Valuation Warrants or Subsidiary Warrants when issued;

     (ii) make, declare or pay any extraordinary cash dividend, other than dividends between the Company and a Subsidiary of the Company;

     (iii)  agree in writing or otherwise to take any of the foregoing actions.

          SECTION 5.2. Access. During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, (a) afford the officers, employees, auditors and other agents of the Investors, during normal business hours, reasonable access at reasonable times to their officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records,
(b) furnish the Investors with such financial, operating and other data and information as the Investors, through their officers, employees or agents, may from time to time reasonably request, and (c) afford the Investors the opportunity to discuss the Company's affairs, finances and accounts with the Company's officers with reasonable frequency.

          SECTION 5.3. Efforts. Each party hereto agrees to use its reasonable best efforts to take such actions as are required in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable.

          SECTION 5.4. Notification of Certain Matters. During the Pre-Closing Period, the Company shall give prompt notice to the Investors of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in Section 3 to be untrue, or the failure of the Company to comply with or satisfy any covenant or agreement under this Agreement.

          SECTION 5.5. Reservation of Shares. From and after the Closing, the Company shall (a) at all times reserve and keep available for issuance such number of its authorized but unissued shares of Common Stock as shall be sufficient to permit the conversion of all of the Shares and the exercise of all of the outstanding Parent Warrants and all of the Replacement Warrants which may be issued pursuant to the terms of this Agreement and (b) cause each Operating Subsidiary to at all times reserve and keep available for issuance such number of its authorized but unissued shares of common stock as shall be sufficient to permit the purchase of common stock pursuant to all outstanding Subsidiary Stock Purchase Rights relating to such Operating Subsidiary and any Subsidiary Warrants and IPO Valuation Warrants relating to such Operating Subsidiary which may be issued pursuant to the terms of this Agreement.

          SECTION 5.6. Regulatory and Other Authorizations; Notices and Consents. (a) The Company shall promptly make any and all filings which it is required to make under the HSR Act for the sale of the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants and the Conversion Shares, and the Company shall furnish the Investors with such necessary information and reasonable assistance as the Investors may reasonably request in connection with their preparation of any necessary filings or submissions to the Federal Trade Commission ("FTC") or the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division"), including, without limitation, any filings or notices necessary under the HSR Act. The Company shall use its reasonable best efforts to respond to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any governmental authority pertaining to the Company with respect to the sale of the Shares, the

Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants and the Conversion Shares and shall keep the Investors fully apprised of its actions with respect thereto.

          (b) The Company shall use its reasonable best efforts to give any notices and obtain any other authorizations, consents, orders and approvals of any governmental authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents.

          SECTION 5.7. Boards of Directors. (a) For so long as Silver Lake and its Affiliates own in the aggregate not less than thirty-five (35%) of the aggregate number of Shares issued to the Investors by the Company on the Closing Date, Silver Lake shall have the right (but in no event the obligation) to nominate for election to the Board one nominee who is a member of the general partner or investment advisor of Silver Lake (the "Investor Company Nominee") upon each regular election of the class of directors whose current term expires in 2003 ("Class II"). To this end, the Company and the Investors agree to take the following actions (unless Silver Lake shall have determined in its sole discretion not to nominate a nominee for election to the Board or to replace an Investor Company Nominee who has left the Board):

          (i) As of the Closing Date, David Roux (or, in the event that David Roux is unable to serve as the Investor Company Nominee and subject to the standards set forth in paragraph (c) below, such other Investor Company Nominee as Silver Lake shall notify to the Company in writing not less than five business days prior to the Closing Date) shall be appointed to the Board as the initial Investor Company Nominee. Thereafter, Silver Lake shall notify the Company in writing of the identity of the Investor Company Nominee by no later than the same time shareholder proposals are due as set forth in the Company's annual proxy statement filed the year preceding the year of election of Class II members of the Board, which notice shall be conclusive evidence of the consent of the Investor Company Nominee to serve as a director of the Company. In the event Silver Lake fails to provide such notice, the active director most recently nominated by the Investors shall be deemed to be the Investor Company Nominee. The notice shall include all information with respect to the Investor Company Nominee as is required to be included in a proxy statement soliciting proxies for the election of directors pursuant to Regulation 14A under the Exchange Act. In the event of any vacancy on the Board arising by reason of the Investor Company Nominee's resignation, death, removal or inability to serve, Silver Lake shall notify the Company of their nominee to fill such vacancy, and, subject to clause (iii) below, the Company shall use its reasonable best efforts to cause the vacancy created thereby to be filled as soon as reasonably possible, and to elect such nominee to serve until the next meeting of the stockholders for the election of Class II directors of the Company.

          (ii) Subject to clause (iii) below, the Company shall use its reasonable best efforts to cause the Investor Company Nominee to be included in the slate of nominees presented by the Board to the stockholders of the Company for election as directors at each relevant annual meeting of the stockholders, and shall use its reasonable best efforts to cause the election of the Investor Company Nominee, including soliciting proxies in favor of the election of the Investor Company Nominee. Subject to clause (iii) below, the Company shall not solicit proxies of the stockholders of the Company to vote against the Investor Company Nominee or for the approval of any stockholder or other proposals that are inconsistent with the rights afforded the Investors pursuant to this Section 5.7(a), and shall use its reasonable best efforts to oppose the removal of the Investor Company Nominee from the Board.

          (iii) As a condition precedent to election of any individual to fill a vacancy as contemplated by the last sentence of clause (i) above and to the inclusion of any proposed Investor Nominee to be presented to stockholders by the Board pursuant to clause (ii) above, the Board or, if established, the nominating committee of the Board, may review the information provided pursuant to this Section 5.7(a) and such other information as the Board or such committee may reasonably request in order to evaluate the Investor Company Nominee's character and fitness to serve as a director. If the Board or the nominating committee, as the case may be, reasonably determines in good faith that any Investor Company Nominee lacks the character or fitness to serve as a director based on applicable legal and reasonable commercial standards, the Board or the nominating committee, as the case may be, shall inform Silver Lake of such determination, and Silver Lake shall then have the right to nominate a substitute Investor Company Nominee (and the provisions of this Section 5.7(a) shall apply to such subsequent Investor Company Nominee, provided that any time periods provided for herein shall be shortened such that the subsequent Investor Company Nominee becomes a member of the Board as soon as reasonably possible).

          (b) Commencing at the time of the purchase of a sufficient number of shares of common stock pursuant to (other than in connection with a Third-Party
Sale) the Subsidiary Stock Purchase Rights relating to Aprisma to result in ownership by Silver Lake and its Affiliates of at least 2.25% of the diluted capital stock of Aprisma (the "Designation Event") (disregarding for purposes of measuring such percentage any issuances of Aprisma capital stock or other securities exercisable therefor subsequent to the initial formation and capitalization of Aprisma), and continuing until the earlier of (i) the first anniversary of a Spin-Off of Aprisma or (ii) such time as Silver Lake and its Affiliates no longer hold at least at least 2.25% of the diluted capital stock of Aprisma (disregarding for purposes of measuring such percentage any issuances of Aprisma capital stock or other securities exercisable therefor subsequent to the initial formation and capitalization of Aprisma), Silver Lake shall have the right (but in no event the obligation) to nominate for election to the Board of Directors of Aprisma (the "Aprisma Board"), and the Company shall cause Aprisma (and shall obtain Aprisma's written agreement prior to a Spin-Off of Aprisma) to comply with the provisions of this Section 5.7(b), one nominee who is a member of the general partner or investment advisor of Silver Lake (the "Investor Aprisma Nominee") upon each regular election of directors of Aprisma. To this end, the Company and the Investors agree to take the following actions (and the Company shall cause Aprisma to take such actions) (unless Silver Lake shall have determined in their sole discretion not to nominate a nominee for election to the Aprisma Board or to replace an Investor Aprisma Nominee who has left the Board):

          (i) As of the Designation Event, such Investor Aprisma Nominee as Silver Lake shall notify to the Company and Aprisma in writing (the person so designated to be subject to the approval of Piyush Patel (or any successor thereto) which approval shall not be unreasonably withheld) shall be appointed to the Aprisma Board as the initial Investor Aprisma Nominee. Thereafter, Silver Lake shall notify Aprisma in writing of the identity of the Investor Aprisma Nominee by no later than the same time shareholder proposals are due as set forth in Aprisma's annual proxy statement filed the year preceding the year of the applicable election of members of the Aprisma Board, which notice shall be conclusive evidence of the consent of the initial Investor Aprisma Nominee to serve as a director of Aprisma. In the event Silver Lake fails to provide such notice, the active director most recently nominated by the Investors shall be deemed to be the Investor Aprisma Nominee. The notice shall include all information with respect to the Investor Aprisma Nominee as is required to be included in a proxy statement soliciting proxies for the election of directors pursuant to Regulation 14A under the Exchange Act. In the event of any vacancy on the Aprisma Board arising by reason of the Investor Aprisma Nominee's resignation, death, removal or inability to serve, Silver Lake shall notify Aprisma of their nominee to fill such vacancy, and, subject to clause (iii) below, the Company shall cause Aprisma to use its reasonable best efforts to cause the vacancy created thereby to be filled as soon as reasonably possible, and to elect such nominee to serve until the next meeting of the stockholders for the election of directors of Aprisma.

          (ii) Subject to clause (iii) below, the Company shall cause Aprisma to use its reasonable best efforts to cause the Investor Aprisma Nominee to be included in the slate of nominees presented by the Aprisma Board to the stockholders of Aprisma for election as directors at each relevant annual meeting of the stockholders, and shall cause Aprisma to use its reasonable best efforts to cause the election of the Investor Aprisma Nominee, including soliciting proxies in favor of the election of the Investor Aprisma Nominee. Subject to clause (iii) below, the Company shall cause Aprisma to not solicit proxies of the stockholders of Aprisma to vote against the Investor Aprisma Nominee or for the approval of any stockholder or other proposals that are inconsistent with the rights afforded the Investors pursuant to this Section 5.7(b), and shall use its reasonable best efforts to oppose the removal of the Investor Aprisma Nominee from the Aprisma Board.

          (iii) As a condition precedent to election of any individual to fill a vacancy as contemplated by clause (i) above and to the inclusion of any proposed Investor Aprisma Nominee to be presented to stockholders by the Aprisma Board pursuant to clause (ii) above, the Aprisma Board may review the information provided pursuant to this Section 5.7(b) and such other information as it may reasonably request in order to evaluate the Investor Aprisma Nominee's character and fitness to serve as a director. If the Aprisma Board reasonably determines not to approve any Investor Aprisma Nominee, the Aprisma Board shall inform Silver Lake of such determination, and Silver Lake shall then have the right to nominate a substitute Investor Aprisma Nominee (and the provisions of this Section 5.7(b) shall apply to such subsequent Investor Aprisma Nominee, provided that any time periods provided for herein shall be shortened such that the subsequent Investor Aprisma Nominee becomes a member of the Aprisma Board as soon as reasonably possible).

          (c) With respect to each Operating Subsidiary, commencing at the later of (i) the formation of such Operating Subsidiary or (ii) the Closing, and continuing until the consummation of a Spin-Off of such Operating Subsidiary, Silver Lake shall have the right to designate one non-voting observer to the Board of Directors of such Operating Subsidiary who is a member of the general partner or investment advisor of Silver Lake; provided, however, that such right shall not be applicable with respect to Aprisma for so long as a director designated by Silver Lake is serving on the Aprisma Board. Such non-voting observers shall be entitled to participate in any meetings of such Boards of Directors, and shall receive the same notices thereof and materials distributed in connection therewith as are provided to the directors, and shall be provided with visibility into, and the right to comment upon, any significant decisions made by such Boards of Directors (including without limitation decisions with respect to the lines of business to be pursued by each such Operating Subsidiary, the timing and structure of its initial public offering and spin-off, and any significant acquisitions).

          SECTION 5.8. Transaction Fees. (a) The Company shall pay to Silver Lake Technology Management, L.L.C. ("SLTM") a transaction fee of $1,500,000 with respect to the transactions contemplated hereby by wire transfer not later than the close of business on the Closing Date.

          (b) In the event that, at any time prior to the second anniversary of the Closing, the Total Market Valuation (as defined below) exceeds $12,000,000,000 and remains above such level as of the close of trading on ten consecutive New York Stock Exchange (or such other primary market on which the Company is then traded) trading days, the Company shall pay to SLTM a further transaction fee of $2,000,000 (in addition to the transaction fees described in Sections 5.8(a) and 5.8(c)) with respect to the transactions contemplated hereby by wire transfer not later than the close of business on the second business day following the end of such ten trading-day period; provided, however, that, in the event that any Person acquires all or substantially all of the capital stock or assets of the Company prior to the second anniversary of the Closing, the Total Market Valuation shall be measured and become payable as of the date of the consummation of such acquisition (and shall not thereafter be payable if not payable based upon such measurement).

          (c) In the event that, at any time prior to the second anniversary of the Closing, the Total Market Valuation (as defined below) exceeds $15,000,000,000 and remains above such level as of the close of trading on ten consecutive New York Stock Exchange (or such other primary market on which the Company is then traded) trading days, the Company shall pay to SLTM a further additional transaction fee of $3,000,000 (in addition to the transaction fees described in Sections 5.8(a) and 5.8(b)) with respect to the transactions contemplated hereby by wire transfer not later than the close of business on the second business day following the end of such ten trading-day period; provided, however, that, in the event that any Person acquires all or substantially all of the capital stock or assets of the Company prior to the second anniversary of the Closing, the Total Market Valuation shall be measured and become payable as of the date of the consummation of such acquisition (and shall not thereafter be payable if not payable based upon such measurement).

          (d) As used in this Agreement, "Total Market Valuation" shall mean an amount equal to the sum of (i) the Total Equity Value of the Company, (ii) the aggregate Total Equity Values of each Operating Subsidiary that has undergone a Spin-Off, (iii) the sum of the value at the time of distribution of all dividends and distributions of cash, securities or other property (other than a distribution by the Company of shares of an Operating Subsidiary in a Spin-Off, and other than dividends or distributions to the extent paid to the Company or a Subsidiary of the Company) paid or otherwise made after the date hereof in respect of the capital stock of the Company, any Subsidiary of the Company or any Operating Subsidiary that has undergone a Spin-Off and (iv) until the time of a Spin-Off of an Operating Subsidiary, the equity value of the shares of such Operating Subsidiary issued in its Pre-Spin-Off IPO and the shares of such Operating Subsidiary issued to the Investors or their transferees.

          As used in this Agreement, the "Total Equity Value" for an entity at any time means the total equity value of the entity based upon the closing prices of the entity's shares of capital stock on The New York Stock Exchange or on any other exchange, market or system on which such shares are then traded, in the case of publicly traded shares of capital stock, and based on fair market value in the case of any other shares of capital stock, provided that in the event that any Person acquires all or substantially all of the capital stock or assets of such entity prior to the second anniversary of the Closing, the Total Equity Value of such entity thereafter shall be the value of the consideration paid by such Person in such acquisition; provided, however, that in the event that any Person (other than Silver Lake, any of its Affiliates or employees of the Company or any of its Subsidiaries) has purchased from any such entity following the date hereof shares of its capital stock (other than issuances in consideration of the cancellation or exchange of outstanding shares of capital stock of such entity), the calculation of Total Equity Value thereafter (for so long as such shares remain outstanding) shall be reduced by the consideration paid by such Person to such entity for such purchase.


                                   ARTICLE VI

                           COVENANTS OF THE INVESTORS

          SECTION 6.1. Regulatory and Other Authorizations; Notices and Consents. (a) Each Investor shall promptly make any and all filings which it is required to make under the HSR Act with respect to the purchase of the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants and the Conversion Shares, and each Investor agrees to furnish the Company with such necessary information and reasonable assistance as it may request in connection with its preparation of any necessary filings or submissions to the FTC or the Antitrust Division, including, without limitation, any filings or notices necessary under the HSR Act. Each Investor shall use its reasonable best efforts to respond promptly to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any governmental authority pertaining to such Investor with respect to its purchase of the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants and the Conversion Shares and shall keep the Company fully apprised of its actions with respect thereto.

          (b) Each Investor shall use its reasonable best efforts to give any notices and obtain any other authorizations, consents, orders and approvals of any governmental authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents.


                                  ARTICLE VII

                             CONDITIONS TO CLOSING

          SECTION 7.1. Conditions to the Investors' Obligations. The Investors' obligations to purchase the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants and the Subsidiary Warrants at the Closing are subject to the satisfaction (or waiver by the Majority Investors) of the following conditions:

     (a) Representations and Warranties True; Performance of Obligations. Each of the representations and warranties of the Company (i) contained in this Agreement (other than in Section 3.2 hereof) shall have been true and correct when made and shall be true and correct as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct as of that date) (disregarding for such purpose any qualifications contained therein with respect to "materiality" or "Material Adverse Effect"), except for such failures to be true and correct which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and (ii) each of the representations and warranties of the Company contained in Section 3.2 hereof shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date. The Company shall have performed in all material respects all agreements, obligations and covenants herein required to be performed or observed by it on or prior to the Closing Date.

     (b) Legal Investment. On the Closing Date, there shall not be in effect any Law or Order directing that the purchase and sale of the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants or the Conversion Shares, or any of the other transactions contemplated by this Agreement and the other Transaction Documents, not be consummated or which has the effect of rendering it unlawful to consummate any such transaction.

     (c) Proceedings and Litigation. No Action shall have been commenced by any governmental authority against any party hereto seeking to restrain or delay the purchase and sale of the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants or the Conversion Shares, or any of the other transactions contemplated by this Agreement and the other Transaction Documents.

     (d) Certificate. The Company shall have delivered to the Investors a certificate, executed by a duly authorized executive officer of the Company and dated the Closing Date, to the effect that the conditions specified in Section 7.1(a) have been satisfied.

     (e) Legal Opinion. The Investors shall have received from internal or outside legal counsel to the Company an opinion addressed to them, dated as of the Closing Date, with respect to customary matters addressed in legal opinions delivered in connection with transactions of the type contemplated hereby and in a form reasonably acceptable to the Majority Investors.

     (f) HSR Compliance. All waiting periods applicable to the purchase of the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants (to the extent such waiting periods are required to have expired prior to the Closing) and the Conversion Shares under the HSR Act shall have been terminated or expired.

     (g) Certificate of Designation. The Certificate of Designation shall have been filed with and certified by the Secretary of State of the State of Delaware.

     (h) Board of Directors. The initial Investor Nominee shall have been appointed to the Board, effective as of the Closing.

     (i) Consummation of Transformation. The Transformation shall have been consummated in accordance with the terms and conditions of the Transformation Documents (without any material amendment or modification thereto or waiver thereof that has not been consented to in advance in writing by Silver Lake).

          SECTION 7.2. Conditions to Obligations of the Company. The Company's obligation to issue and sell the Shares, the Parent Warrants and the Replacement Warrants, and to cause the Operating Subsidiaries to issue and sell the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants and the Subsidiary Warrants at the Closing is subject to the satisfaction (or waiver by the Company) of the following conditions:

     (a) Representations and Warranties True. Each of the representations and warranties of the Investors contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date. The Investors shall have performed in all material respects all agreements, obligations and covenants herein required to be performed or observed by it on or prior to such Closing Date (including without limitation the payment in full of the Purchase Price).

     (b) Legal Investment. On the Closing Date, there shall not be in effect any Law or Order directing that the purchase and sale of the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants or the Conversion Shares, or any of the other transactions contemplated by this Agreement and the other Transaction Documents, not be consummated or which has the effect of rendering it unlawful to consummate any such transaction.

     (c) Proceedings and Litigation. No Action shall have been commenced by any governmental authority against any party hereto seeking to restrain or delay the purchase and sale of the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants or the Conversion Shares, or any of the other transactions contemplated by this Agreement and the other Transaction Documents.

     (d) Certificate. Each Investor shall have delivered to the Company a certificate, executed by a duly authorized Person and dated the Closing Date, to the effect that the conditions specified in Section 7.2(a) have been satisfied.

     (e) HSR Compliance. All waiting periods applicable to the purchase of the Shares, the Parent Warrants, the Replacement Warrants, the Subsidiary Stock Purchase Rights, the IPO Valuation Warrants, the Subsidiary Warrants (to the extent such waiting periods are required to have expired prior to the Closing) and the Conversion Shares under the HSR Act shall have been terminated or expired.

     (f) Consummation of Transformation. The Transformation shall have been consummated in accordance with the terms and conditions of the Transformation Documents.


                                  ARTICLE VIII

                                INDEMNIFICATION

          SECTION 8.1.  Survival of Representations, Warranties and Covenants.
(a) (i) The representations and warranties contained in Section 3.2, 3.3(a), 4.1 and 4.2 of this Agreement shall survive indefinitely.

     (ii) All other representations and warranties contained in Articles III and IV of this Agreement shall survive until the earlier of (A) 30 days after the filing by the Company of its Annual Report on Form 10-K for the year ended February 28, 2002 and (B) the consummation of the Pre-Spin-Off IPOs of three Operating Subsidiaries.

     (iii) The representations and warranties contained in Article III of this Agreement, and the rights and remedies that may be exercised by any Person seeking indemnification hereunder, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, any such Person or its representatives.

      (b) All covenants herein shall survive the Closing and continue thereafter as provided herein, except to the extent such covenants are contemplated to be performed solely prior to Closing or performance thereof is waived in conjunction with the Closing.

          SECTION 8.2. Indemnification. (a) From and after the Closing Date and subject to Sections 8.1, 8.3 and 8.5, the Company (the "Investor Indemnitor") shall defend, indemnify and hold harmless the Investors and their Affiliates and each director, officer, member, partner, employee and agent of such Persons (the "Investor Indemnitees") against any loss, damage, Tax, claim, liability, judgment or settlement of any nature or kind, including all costs and expenses relating thereto, including without limitation, interest, penalties, reasonable attorneys' and experts' fees and costs of investigation and settlement relating thereto (collectively "Damages"), arising out of, resulting from or relating to:

          (i) the breach of any representation or warranty contained in Article III; or

     (ii) the breach by the Company of any covenant or agreement (whether to be performed prior to or after the Closing) contained in this Agreement.

          (b) From and after the Closing Date and subject to Sections 8.1, 8.3 and 8.5, each Investor, severally solely with respect to its own obligations and in proportion to the portion of the Shares acquired by such Investor (and not jointly with the other Investors) (each, a "Company Indemnitor" and collectively with the other Company Indemnitors and the Investor Indemnitor, the "Indemnitors") shall defend, indemnify and hold harmless the Company and its Affiliates and each director, officer, member, partner, employee and agent of such Persons (the "Company Indemnitees" and collectively with the Investor Indemnitees, the "Indemnitees") against any Damages arising out of, resulting from or relating to:

          (i) the breach by such Investor of any representation or warranty contained in Article IV; or

     (ii) the breach by such Investor of any covenant or agreement (whether to be performed prior to or after the Closing) of such Investor contained in this Agreement.

          (c) The term "Damages" as used in this Article VIII is not limited to matters asserted by third parties against any Person entitled to be indemnified under this Article VIII, but includes Damages incurred or sustained by any such Person in the absence of third party claims, and shall take into account such Person's ownership or investment in the Company (in the case of Damages suffered by the Investor Indemnitees). In the case of the measurement of Damages resulting from any breach of the representation and warranty contained in Section 3.4(d) hereof, the reference to "materially" in such representation and warranty shall be disregarded.

          SECTION 8.3. Indemnification Amounts. (a) An Indemnitor shall not have liability under Section 8.2 until the aggregate amount of Damages theretofore incurred by the Investor Indemnitees or the Company Indemnitees, as applicable, exceeds an amount equal to $12,500,000 (the "Damage Threshold"), in which case the Investor Indemnitees or the Company Indemnitees, as applicable, shall be entitled to all Damages they have incurred (including without limitation Damages falling below the Damage Threshold), subject to Section 8.3(b) below.

          (b) No indemnification shall be payable by the Company to the Investor Indemnitees under Section 8.2(a) in amounts in the aggregate in excess of $90,000,000.

          (c) No indemnification shall be payable by an Investor to the Company Indemnitees under Section 8.2 in amounts in the aggregate in excess of the product of (i) $90,000,000 and (ii) a fraction the numerator of which is the number of Shares acquired by such Investor at the Closing, and the denominator of which is the aggregate number of shares acquired by the Investors at the Closing.

          (d)  The limitations on indemnification obligations set forth in this
Section 8.3 shall not apply to Damages resulting from breaches of any covenants or agreements of the parties contained in this Agreement or in any of the other Transaction Documents. In addition, notwithstanding the provisions of paragraphs (a) and (b) above, the limitations on the indemnification obligations of the parties set forth therein shall not apply to breaches by the Company of the representations and warranties made in Section 3.2.

          SECTION 8.4. Exclusive Remedy. From and after the Closing, indemnification pursuant to this Article VIII shall be the exclusive remedy for monetary damages available to the Indemnitees hereunder, other than for claims with respect to common law fraud.

          SECTION 8.5. Certain Limitations. The indemnification obligations of the parties hereto for any breach of a representation and warranty described in Articles III and IV of this Agreement shall survive for only the period applicable to such representations and warranties as set forth in Section 8.1 of this Agreement, and thereafter all such representations and warranties of the applicable Indemnitor under this Agreement shall expire; provided, however, that such expiration shall not affect any claim with respect to which written notice was given to an Indemnitor prior to the end of the period applicable to such representations and warranties as set forth in Section 8.1 of this Agreement (and such representations and warranties shall continue to survive for purposes of any such claim).

          SECTION 8.6. Callable Subsidiary Stock Purchase Rights. In the event that the Investor Indemnitees shall have incurred aggregate Damages in excess of $3,125,000 arising out of, resulting from or relating to (i) the breach by the Company of any representation or warranty contained in Article III, to the extent relating to facts, circumstances or other matters involving a particular Operating Subsidiary (e.g., the representations and warranties contained in Article III with respect to a particular Operating Subsidiary's financial statements, legal compliance, etc.), or (ii) the breach by the Company of any covenant or agreement (whether to be performed prior to or after the Closing) contained in this Agreement to the extent relating to such Operating Subsidiary (e.g., agreements relating to the consummation of the Transformation with respect to such Operating Subsidiary in accordance with the terms and conditions of the Transformation Agreement), then upon written notice thereof delivered to the Company by the Investor Representative, such Operating Subsidiary shall not be entitled to require the holders of the Callable Subsidiary Stock Purchase Rights relating to such Operating Subsidiary to purchase shares of common stock pursuant to such Callable Subsidiary Stock Purchase Rights under Section 1.4 ("Mandatory Purchase") of such Callable Subsidiary Stock Purchase Rights (whether or not such Operating Subsidiary previously has delivered notice of mandatory purchase to the holders thereof); provided, however, that, in the event that the holders of the Callable Subsidiary Stock Purchase Rights relating to a particular Operating Subsidiary are not required to purchase common stock pursuant to such Callable Subsidiary Stock Purchase Rights by operation of this Section 8.6, they also shall not be entitled to purchase common stock pursuant to the Optional Subsidiary Stock Purchase Rights or IPO Valuation Warrants relating to such Operating Subsidiary.


                                   ARTICLE IX

                                 MISCELLANEOUS

          SECTION 9.1. Other Definitions. The following terms as used in this Agreement shall have the following meanings:

          (a) "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person.

          (b) "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

          (c) "Encumbrance" means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or otherwise acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

          (d) "Intellectual Property" means all U.S. and foreign intellectual property, including without limitation (i) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements, know-how and show-how, whether or not patented or patentable; (ii) copyrights and works of authorship in any media, including computer hardware, software, applications, systems, networks, databases, documentation and Internet site content; (iii) trademarks, service marks, trade names, brand names, corporate names, domain names, logos and trade dress; (iv) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents or materials; and (v) all registrations, applications and recordings related thereto.

          (e) "Majority Investors" means Investors holding a majority of the Shares then held by the Investors as a group (or to be held upon issuance, in the case of determinations made prior to the Closing).

          (f) "Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company or any Operating Subsidiary to perform their respective covenants and agreements under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.

          (g) "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof.

          (h) "Subsidiary" of a Person means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such Person, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

          (i) "Transaction Documents" means this Agreement, the Parent Registration Rights Agreement, each Operating Subsidiary Registration Rights Agreement, the Transformation Agreement, each of the other Transformation Documents and the Standstill Agreement, in each case including all exhibits and schedules thereto.

          SECTION 9.2. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed in all respects by the laws of the State of Delaware, exclusive of its conflict-of-law principles. The Company hereby submits to the non-exclusive jurisdiction of the courts of the State of New York, and the Investors hereby submit to the non-exclusive jurisdiction of the courts of the State of New Hampshire, in each case for the purpose of any suit, proceeding or judgment with respect to this Agreement. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

          SECTION 9.3. Public Announcements. The Company and the Majority Investors shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement, and then only with such other party's prior consent (not to be unreasonably withheld) except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with a national securities exchange (but in any case following such consultation with and review by such other party).

          SECTION 9.4. Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Shares, Parent Warrants, Replacement Warrants (if any), Subsidiary Stock Purchase Rights, IPO Valuation Warrants (if any) and/or Subsidiary Warrants (if any) from time to time. This Agreement may not be assigned by a party hereto without the prior written consent of the other party hereto; provided that Silver Lake may, upon written notice thereof to the Company and without the consent of the Company or any other party hereto, but subject to any such assignee agreeing in writing in a form reasonably acceptable to the Company to be bound by the terms and conditions of this Agreement as an "Investor", assign its rights and obligations hereunder (i) to any of its Affiliates and/or (ii) with respect to the purchase at the Closing of up to 8,000 Shares (and up to a pro rata portion of the Parent Warrants, Replacement Warrants (if any), Subsidiary Stock Purchase Rights, IPO Valuation Warrants (if any) and Subsidiary Warrants (if any) to any other Person who is reasonably acceptable to the Company; and provided, further, that, following the Closing, the provisions of Articles I, II and IX hereof shall be assignable by any holder of Shares, Parent Warrants, Replacement Warrants, Subsidiary Stock Purchase

Rights, IPO Valuation Warrants and/or Subsidiary Warrants (without the consent of any other party hereto) to any Person who shall from time to time become a holder of any such securities in accordance with the provisions of the Standstill Agreement. For the avoidance of doubt, Silver Lake's rights under
Section 5.7 hereof shall in any event not be assignable by Silver Lake (other than to its controlled Affiliates).

          SECTION 9.5. Entire Agreement; Supersedes Prior Agreement. This Agreement and the other Transaction Documents (in each case including all the exhibits and schedules hereto and thereto) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. This Agreement supersedes the Letter Agreement dated February 23, 2000 between the Company and Silver Lake, the Letter Agreement dated April 11, 2000 between the Company and Silver Lake, the Letter Agreement dated May 1, 2000 between the Company and Silver Lake, and the Securities Purchase Agreement dated as of July 26, 2000 between the parties hereto. Other than the representations, warranties, covenants and agreements set forth herein and in the other Transaction Documents to which they are parties, neither the Company, on the one hand, nor the Investors, on the other hand, has made or is making any representation, warranty, covenant or agreement, express or implied, with respect to the matters contained in this Agreement and the other Transaction Documents, and no promise or inducement for this Agreement or the other Transaction Documents has been made by the Company to the Investors, or by the Investors to the Company, other than as set forth in this Agreement and the other Transaction Documents to which they are parties. This Agreement is executed by the Company and each of the Investors freely and voluntarily, and without reliance upon any statement or representation by the Company to the Investors or any of their Affiliates, attorneys or agents, or by the Investors to the Company or any of its Affiliates, attorneys or agents, except as set forth herein and in the other Transaction Documents to which they are parties.

          SECTION 9.6. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          SECTION 9.7. Amendment and Waiver. This Agreement may be amended or modified, and the rights of the Company or the Investors hereunder may only be waived, upon the written consent of the Company and the Majority Investors.

          SECTION 9.8. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or any of the other Transaction Documents shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Investors' part of any breach, default or noncompliance under this Agreement or any other Transaction Document or any waiver on such party's part of any provisions or conditions of this Agreement or any other Transaction Document must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or any other Transaction Document, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

          SECTION 9.9. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to the parties set forth below shall be sent to the addresses set forth below, or to such other address as such party shall have notified to the other party hereto in writing, and all communications to any Investor other than Silver Lake shall be sent to the address such Investor shall have notified to the parties hereto in writing (or, in the absence of such written notice, to Silver Lake):

          If to the Company:

               Cabletron Systems, Inc.
               35 Industrial Way -- Bldg. 36
               P.O. Box 5005
               Rochester, NH  03867-5005
               Telephone:  (603) 332-9400
               Fax:  (603) 332-5826
               Attn: Eric Jaeger

          with a copy to:

               Ropes & Gray
               One International Place
               Boston, MA  02110
               Telephone:  (617) 951-7000
               Fax:  (617) 951-7050
               Attn: John B. Ayer, Esq.

          If to Silver Lake:

               Silver Lake Partners, L.P.
               2800 Sand Hill Road
               Menlo Park, CA  94025
               Telephone:  (650) 233-8120
               Fax:  (650) 233-8125
               Attn: James Davidson

          with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, N.Y.  10017
               Telephone: (212) 455-2000
               Fax: (212) 455-2502
               Attn: Robert D. Goldbaum, Esq.

          SECTION 9.10. Expenses. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents. In addition to any fee to be paid in accordance with Section 5.12, the Company shall, at the Closing by wire transfer of immediately available funds, reimburse all out-of-pocket expenses of the Investors incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents (whether incurred prior to, on or after the date hereof), including the payment of the reasonable fees, disbursements and expenses payable to consultants, accountants, advisors and counsel to the Investors, provided that the Company shall not be required to reimburse expenses exceeding $750,000 in the aggregate. The Investors may, at their option, net any such amounts against amounts payable to the Company at the Closing.

          SECTION 9.11. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          SECTION 9.12. Termination. This Agreement may be terminated by (i) mutual agreement of the parties hereto, (ii) by the Majority Investors or the Company in the event that, prior to the Closing, any governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action which has the effect of restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, or (iii) by the Majority Investors or the

Company in the event the Closing has not occurred by August 31, 2000; provided, that, in the case of clauses (ii) and (iii), such termination right may not be exercised by a party whose material nonperformance of its covenants under this Agreement has delayed the Closing. Upon termination of this Agreement pursuant to this Section 9.12, this Agreement shall be void and of no further force and effect and no party shall have any liability to any other party under this Agreement, except that nothing herein shall relieve any party from any liability for the existing or prior breach of any of the representations, warranties, covenants and agreements set forth in this Agreement, and provided that Section
9.2 shall survive any such termination.

          SECTION 9.13. Counterparts; Execution by Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

                                  CABLETRON SYSTEMS, INC.


                                  By:   /s/ Piyush Patel
                                       -------------------------------------
                                       Name: Piyush Patel
                                       Title: Chief Executive Officer


                                  SILVER LAKE PARTNERS, L.P.

                                  By:    Silver Lake Technology
                                         Associates, L.L.C., its general partner

                                  By:    /s/  James A. Davidson
                                        ---------------------------------
                                         An Authorized Signatory